                                                                EXHIBIT 10.6





                     POWER PURCHASE AND OPERATING AGREEMENT
                                     BETWEEN
                               SEI BIRCHWOOD, INC.
                                       AND
                       VIRGINIA ELECTRIC AND POWER COMPANY


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                                                                   Page 2 of 138

                          POWER PURCHASE AND OPERATING
                                    AGREEMENT
                                TABLE OF CONTENTS

Article                                                                    Page
   1     Definitions                                                         4

   2     Sale and Purchase of Energy and Capacity                           14

   3     Notices                                                            19

   4     Pre-Operation Period                                               20

   5     Term, Defaults, and Termination                                    25

   6     Representations, Warranties and Covenants                          45

   7     Control and Operation of Facility; Dispatching                     59

   8     Interconnection                                                    66

   9     Metering                                                           71

  10     Compensation, Payment, and Billings                                73

  11     Testing and Capacity Ratings                                       89

  12     Insurance                                                          98

  13     Liability, Noncompliance and Guarantees                           102

  14     Force Majeure                                                     117

  15     Taxes and Claims for Labor and Materials                          120

  16     Choice of Law                                                     121

  17     Miscellaneous Provisions                                          121

  18     Statutory and Regulatory Changes                                  126

  19     Coordination of Communications                                    131

  20     Option to Purchase                                                131

  21     Regulatory Changes                                                135

  22     Entirety                                                          137

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                                                                   Page 3 of 138

                     POWER PURCHASE AND OPERATING AGREEMENT
                                     BETWEEN
                               SEI BIRCHWOOD, INC.
                                       AND
                       VIRGINIA ELECTRIC AND POWER COMPANY


                  THIS AGREEMENT, effective July 13, 1990, is by and between SEI BIRCHWOOD, INC., a Delaware corporation with its principal office located in Atlanta, Georgia ("Operator"), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia ("Virginia Power"). Both Operator and Virginia Power are herein individually referred to as "Party" and collectively referred to as "Parties".

                                 R E C I T A L S

                  WHEREAS, Operator plans to own and operate a new electric generating facility located within Virginia Power's certificated retail service area in King George County, Virginia, with an estimated nameplate rating of 292,000 kVA; such facility in all future correspondence to be identified as Birchwood (or "Facility");

                  WHEREAS, the Parties currently anticipate that the Commercial Operations Date (as defined in this Agreement) will occur on or prior to the Anticipated Commercial Operations Date (as defined in this Agreement);
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                                                                   Page 4 of 138

                  WHEREAS, Operator wishes to sell, exclusively to Virginia Power, all of the Facility's electrical energy and capacity made available for sale, such sale to be pursuant to the terms and conditions set forth herein; and

                   WHEREAS, Virginia Power wishes to purchase electrical energy and capacity which may be Dispatched (as defined in this Agreement) by Virginia Power pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, Operator and Virginia Power agree to the following:

                             ARTICLE 1: DEFINITIONS

                  Whenever the following terms appear in this Agreement and in the Recitals or preamble hereto, whether in the singular or in the plural, present or past tense, they shall have the meaning stated below:

                  1.1 "Agreement Year" - The twelve month period beginning on the Commercial Operations Date or anniversary of the Commercial Operations Date.

                  1.2 "Anticipated Commercial Operations Date" - November 29, 1996.

                  1.3 "Business Day" - Monday through Friday excluding holidays recognized by Virginia Power. As of the date of this Agreement, these holidays include New Year's Day, Good Friday,
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                                                                   Page 5 of 138

Memorial Day, Fourth of July, Labor Day, Veteran's Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Eve and Christmas Day. Such holidays may be changed by Virginia Power upon ten (10) Days written notice to Operator.

                  1.4 "Capacity Purchase Price" - The price Virginia Power will pay Operator for Dependable Capacity in accordance with Article 10.

                  1.5 "Commercial Operations Date" - The first Day following the Day Operator notifies Virginia Power that the Facility is available for Dispatch which date may be no earlier than fifteen (15) Days prior to the Anticipated Commercial Operations Date.

                  1.6 "Commercial Operations Test" - The test performed pursuant to Article 11 which determines the Commercial Operations Date and allows Operator to establish the Initial Dependable Capacity for the appropriate Summer Demonstration Period or Winter Period.

                  1.7 "Construction Start" - The first date upon which all of the following have occurred: (i) the issuance by Operator to its construction contractor of a Notice-to-Proceed, (ii) release of orders for the boiler(s) and turbine generator and (iii) mobilization of construction office facilities on site.

                  1.8 "Day" - The 24-hour period beginning and ending at 12:00 midnight the prevailing Eastern Standard or Daylight Savings Time.

                  1.9 "Change of Law" - A change in, or change in the interpretation of, or the adoption of, any constitution, charter, act, statute, law, ordinance, code, rule, regulation or order, or change in the specified standards of objective criteria contained
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                                                                   Page 6 of 138

in a permit, license or other approval, which standards or criteria must be met in order for either party to perform under this Agreement, or other legislative or administrative action of any governmental or other official agency, or a final decree, judgment or order of a court, including temporary restraining orders, or litigation, which occurs subsequent to the effective date of this Agreement.

                  1.10 "Dependable Capacity" - The amount of capacity determined by testing for each Summer Demonstration Period and Winter Demonstration Period pursuant to Article 11 and made available from the Facility to Virginia Power.

                  1.11 "Design Limits" - When the Facility operates pursuant to Virginia Power's Dispatch rights in accordance with this Agreement, it is capable of operation over the continuous range from approximately 32% of the Dependable Capacity (the "Minimum Operating Level") through 100% of the Dependable Capacity (the "Maximum Operating Level"). For example, if the Dependable Capacity for the Winter period is 202 MW, the Minimum Operating Level is 65 MW (202 MW x 32%) and the Maximum Operating Level is 202 MW (202 MW x 100%). After the Facility has been off line due to a Scheduled Outage, a Forced Outage, or in response to Virginia Power's Dispatch of the Facility, it can achieve the levels of operation specified below within the approximate time periods indicated below:

                       (a)      If the Facility has been off line for less
                                than 2 hours (hot start), it can be
                                resynchronized within 0.5 hours and can
                                achieve its Minimum Operating
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                                                                   Page 7 of 138

                                    Level within 1.5 hour following Virginia
                                    Power's notice to start-up.

                           (b) If the Facility has been off line between 2 hours and 8 hours (warm start), it can be resynchronized within 1 hour and can achieve its Minimum Operating Level within 1.75 hours following Virginia Power's notice to start-up.

                           (c) If the Facility has been off line for more than 8 hours (cold start), it can be resynchronized within 3 hours and can achieve its Minimum Operating Level within
                                    4.5 hours following Virginia Power's notice to start-up.

Once the Facility has been synchronized with Virginia Power's system and brought to its Minimum Operating Level, its Net Electrical Output may be increased at an emergency rate of approximately 3% per minute for up to five (5) consecutive minutes with a normal rate of approximately 0.9 % per minute. If the Facility is operating above its Minimum Operating Level, its Net Electrical Output may be reduced at an emergency rate of approximately 3% per minute for up to five (5) consecutive minutes down to the Minimum Operating Level with a normal rate of approximately 0.9% per minute. The Design Limits are subject to refinement pursuant to Section 4.5 and will be finalized in the procedures manual prepared pursuant to Section 4.5.


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                                                                   Page 8 of 138

                  1.12 "Dispatch" - The right of Virginia Power, or its exercise in accordance with Prudent Utility Practices, to (i) determine, as provided for in Section 7.5, the generating level of the Facility in order to commence, increase, decrease or cease the delivery of the Net Electrical Output to the Virginia Power system and (ii) distribute the total Virginia Power energy needs among available electric energy sources for optimum system economy with due consideration of the Design Limits, incremental generating costs, incremental power purchase costs, incremental transmission losses, load flow considerations and other operational considerations as determined solely by Virginia Power.

                  1.13 "Emergency" - A condition or situation which in the sole judgment of Virginia Power affects or may affect Virginia Power's ability to meet its obligations to maintain safe and reliable electric service to Virginia Power's customers and/or the customers of any member of NERC.

                  1.14 "Energy Purchase Price" - The price per kilowatthour Virginia Power will pay Operator for energy delivered to Virginia Power in accordance with Article 10, Sections 1 through 14. The Energy Purchase Price is a function of the Fuel Compensation Price, the Heat Rate, and the variable O&M Price. Accordingly, the Energy Purchase Price for the integrated hourly Net Electrical Output = FH + V where (i) F= Fuel Compensation Price, (ii) H = Heat Rate, and (iii) V = O&M Price.

                  1.15 "Estimated Dependable Capacity" - The Dependable Capacity for each Summer Period and Winter Period to which Operator commits as set forth in Section 11.1.


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                                                                   Page 9 of 138

                  1.16 "FERC" - The Federal Energy Regulatory Commission or any successor thereto.

                  1.17 "Facility" - Operator's generation plant located within King George County, Virginia, including without limitation or regard to level of development, land, engineering and design documents, all energy producing equipment and its auxiliary equipment, fuel handling equipment and all equipment either installed or to be installed on Operator's side of the Interconnection Point that is not Interconnection Facilities. The Facility is composed of one generating unit.

                  1.18 "Financial Closing" - The later of (a) the date on which documents which provide funding for the construction of the Facility are executed, or (b) the date such funds are made available pursuant to those documents.

                  1.19 "Forced Outage" - An interruption or reduction of the Facility's ability to generate that is neither: (i) the result of a Scheduled Outage; nor (ii) requested by Virginia Power pursuant to the terms of this Agreement; provided, however, that any interruption or reduction of the Facility's ability to generate resulting from non-performance by Operator of any provision of this Agreement (other than due to an event of Force Majeure as defined in Article 14) shall be a Forced Outage.

                  1.20 "Fuel Compensation Price" - The Base Fuel Compensation Price as adjusted from time to time in accordance with Sections 10.2 through
10.13 of this Agreement.

                  1.21 "Heat Rate" - The number of British Thermal Units (Btu) projected by the Operator that are required to produce one kilowatthour of energy at the Facility using the higher heating


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                                                                  Page 10 of 138

value (HHV) of the fuel. This value will vary with respect to the output level of the Facility as determined by the Input/Output curve of the form Y = A + BX + CX2 where (i) the coefficients A, B, and C are provided by the Operator pursuant to Section 10.1 of this Agreement, (ii) Y is in Btus and (iii) X is the Net Electrical Output as measured, in accordance with Article 9, by the Virginia Power-owned meters for one (1) hour. Accordingly, the Heat Rate is (Y + X) =(A/X) + B + CX.

                  1.22 "Initial Dependable Capacity" - The Dependable Capacity level established by testing for the first Summer Period or Winter Period pursuant to Section 11.6.

                  1.23 "Initial Synchronization Date" - The first date upon which (a) energy is generated by the Facility and (b) such energy is metered by the Virginia Power-owned metering equipment.

                  1.24 "Interconnection Facilities" - All the facilities, wherever located, installed by Virginia Power to enable Virginia Power to receive energy, or energy and Dependable Capacity, from the Facility, including but not limited to all metering and telemetering equipment; transmission lines, distribution lines, if any, and all associated equipment; transformers and associated equipment; relay and switching equipment; and protective devices and safety equipment.

                  1.25 "Interconnection Point" - The physical point(s) to be identified in the Interconnection Study performed by Virginia Power pursuant to
Article 8.5 where the Net Electrical Output of the Facility is delivered to the Virginia Power system. This point will be on the high voltage side of the Operator's step-up transformer and, based upon the Facility being located in Virginia


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                                                                  Page 11 of 138

Power's certificated retail service area, located in the Facility's switchyard.

                  1.26 "Interest Rate" - At any time, the rate of interest from time to time publicly announced by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate. Interest at the Interest Rate shall be computed Monthly and prorated daily from the time such obligation arises.

                  1.26a "Lender" - Any or all lenders (including the indenture trustee, if any) and equity investors providing any part of either or both the construction and permanent financing for the Facility or providing lease financing for any part or all of the Facility.

                  1.27 "Month" - The period beginning at 12:00 midnight on the last Day of a month and ending at 12:00 midnight on the last Day of the next month.

                  1.28 "NERC" - The North American Electric Reliability Council, including any successor thereto and subdivisions thereof.

                  1.29 "Net Electrical Output" - All of the Facility's electrical generating output made available for sale; such Net Electrical Output shall be provided at sixty (60) hertz and measured by the Virginia Power-owned metering equipment located on the Virginia Power side of the Interconnection Point.

                  1.30 "Off-Peak Hours" - The hours between 10:00 PM and 7:00 AM Monday through Friday and all Day Saturday and Sunday.

                  1.31 "On-Peak Hours" - The hours between 7:00 AM and 10:00 PM Monday through Friday.


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                                                                  Page 12 of 138

                  1.32 "O&M Price" - The price Virginia Power will pay Operator for variable operations and maintenance expenses in accordance with Section 10.14.

                  1.33 "Prudent Electrical Practices" - The use of equipment, practices, methods, adherence to applicable industry codes, standards, and regulations required (i) to protect Virginia Power's system, employees, agents, and customers from malfunctions occurring at the Facility and (ii) to protect the Facility, and Operator's employees and agents at the Facility, from malfunctions occurring on Virginia Power's system or on any other electric utility with which Virginia Power is directly or indirectly electrically connected.

                  1.34 "Prudent Utility Practices" - The practices generally followed by the electric utility industry, as changed from time to time, which generally include, but are not limited to, engineering and operating considerations, the use of equipment, practices, methods, and adherence to applicable industry codes, standards, and regulations.

                  1.35 "PURPA" - The Public Utility Regulatory Policies Act of 1978.

                  1.36 "QF" - A cogeneration facility or a small power production facility which is a Qualifying Facility under Subpart B of Subchapter K, Part 292 of Chapter I, Title 18, Code of Federal Regulations, promulgated by the FERC.

                  1.37 "Quarter" - A 3-Month period beginning 12:00 midnight on December 31, March 31, June 30, or September 30.

                  1.38 "SCC" - The State Corporation Commission of Virginia or any successor thereto.
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                                                                  Page 13 of 138

                  1.39 "Scheduled Outage" - A planned interruption of the Facility's generation that (a) has been coordinated in advance with Virginia Power with a mutually agreed start date, time, and duration pursuant to Article 7 and (b) is required for inspection, routine, preventive, or corrective maintenance.

                  1.39 "Solid Fuel" - Eastern bituminous coal.

                  1.41 "Summer Demonstration Period" - The period beginning 12:00 midnight on June 14 and ending at 12:00 midnight on the following September 15, or some other three consecutive Month portion of the Summer Period designated by Virginia Power upon twelve (12) Months prior written notice to Operator.

                  1.42 "Summer Period" - The Months of April through September.

                  1.43 "Term" - The initial term of this Agreement as specified in Section 5.1 plus any renewal term determined pursuant to Section 5.2.

                  1.44 "Winter Demonstration Period" - The period beginning 12:00 midnight on November 30 and ending at 12:00 midnight on the last Day of the following February, or some other three consecutive Month portion of the Winter Period designated by Virginia Power upon twelve (12) Months prior written notice to Operator.

                  1.45 "Winter Period" - The Months of October through March.

                  1.46 "Year" - The 12-Month period beginning 12:00 midnight on December 31 and ending at 12:00 midnight on the subsequent December 31.


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                                                                  Page 14 of 138

               ARTICLE 2: SALE AND PURCHASE OF ENERGY AND CAPACITY

                  2.1 Subject to the terms and conditions of this Agreement, including without limitation Virginia Power's right to Dispatch the Facility off-line, Operator agrees to sell and Virginia Power agrees to purchase the Net Electrical Output of the Facility, whenever produced.

                  2.2 Except as otherwise provided herein, and subject to other terms hereof, Operator agrees to sell and Virginia Power agrees to purchase Dependable Capacity from the Facility after the Commercial Operations Date as determined pursuant to Article 11.

                  2.3 Notwithstanding anything in this Agreement to the contrary, and without limiting any other obligations of Operator in this Agreement, Virginia Power's obligation to purchase Net Electrical Output and Dependable Capacity from Operator at the rates specified in Article 10 is contingent upon Operator's submittal to Virginia Power of all the following:

                      (a) Evidence demonstrating that Operator has title to the Facility site or a lease of the Facility site allowing for the construction and operation of the Facility for the Term of this Agreement.

                      (b) No later than Financial Closing, a report by the financing institution's independent engineer stating that the Facility, if operated and maintained in accordance with Prudent Electrical Practices and Prudent Utility Practices, can be reasonably expected to have a useful life at least


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                                                                  Page 15 of 138

                               equal to the Term of this Agreement. Such a report should include EPC Contractor's Scope documents; major equipment specifications; preliminary heat, water and mass balance diagrams; plant general arrangement drawings; electrical one-lines; soil reports; air and water preliminary support documents; and preliminary AGC interface logic.

                     (c) No later than the Commercial Operations Date, documents and other evidence demonstrating that the Facility has been constructed in compliance with the terms of this Agreement and the information submitted pursuant to Section 2.3(b).

                     (d) No later than the Initial Synchronization Date, evidence that the Operator is in compliance with Section 4.1(a)(3) hereof.

                     (e) No later than Construction Start, certificates of insurance coverage, copies of insurance policies or evidence of self-insurance as required or permitted by Article 12.

                     (f)       No later than the Initial Synchronization
                               Date, evidence that Operator has obtained all necessary permits, licenses, approvals and other governmental authorizations needed to generate and transmit electricity from the Facility to Virginia Power.

                     (g)       No later than the Initial Synchronization
                               Date, evidence to the reasonable satisfaction of Virginia Power that Operator has complied with all requirements of Article 4, to the extent compliance is required before the Initial Synchronization Date; provided, however, that if Virginia Power has not indicated its satisfaction with same within 40 Days of its receipt of a completed submission (or prior to the Commercial Operations Date if earlier), then Virginia Power will be deemed to have indicated such satisfaction. Virginia Power will inform Operator if a submission is incomplete as soon as practicable after submission.

                     (h)       No later than the Initial Synchronization
                               Date, documents and other evidence to the reasonable satisfaction of Virginia Power that Operator has complied with the requirements of
                               Article 8; provided, however, that if Virginia Power has not indicated its satisfaction with same within 35 Days of its receipt of a completed submission (or prior to the Commercial Operations Date if earlier), then Virginia Power will be deemed to have indicated such satisfaction. Virginia Power will inform Operator if a submission is incomplete as soon as practicable after submission.

                     (i)       As soon as available, but no later than thirty
                               (30) Days prior to Financial Closing, Operator shall provide to Virginia Power its fuel supply strategy and any draft or executed fuel supply contracts (from which contracts pricing and other competitive terms may be deleted by Operator) along with evidence of a transportation contract or, if no contract has been finalized, evidence indicating that Operator is diligently pursuing one.

                     (j) As soon as available, but no later than Financial Closing, Operator shall provide to Virginia Power evidence demonstrating that Operator (i) has obtained from federal, state and local government agencies and authorities having jurisdiction all other material permits, licenses, approvals and other governmental authorizations, including the necessary air quality, water use and discharge, solid waste and hazardous waste disposal permits and approvals, required for the design and construction of the Facility in accordance with the provisions of this Agreement for the Term specified herein or (ii) has a plan to obtain the permits, licenses, approvals and other governmental authorizations not obtainable as of Financial Closing prior to the Anticipated Commercial Operations Date.

                     (k) As soon as available, but no later than Financial Closing, Operator shall provide Virginia Power, at no cost to Virginia Power, with an environmental assessment of any environmental problems existing at the Facility or the presence at the Facility of materials that are polychlorinated biphenyls, materials stored in underground storage tanks, wastes that would qualify as hazardous wastes under the Resource Conservation and Recovery Act or hazardous substances under the Comprehensive Environmental Response Compensation and Liability Act (in each case including the rules and regulations adopted thereunder) or any applicable rule or regulation, other than those materials in such quantities and concentrations routinely occurring in nature (collectively, "Hazardous Substances"). Said environmental assessment shall be in a form reasonably acceptable to Virginia Power; provided, however, that if Virginia Power has not indicated its satisfaction within 20 Days of its receipt of same, then Virginia Power will be deemed to have indicated such satisfaction.

                           (l) As soon as available, but prior to the Commercial Operations Date, receipt by Virginia Power of a certificate from the financing institution's engineer, or an independent engineer who is satisfactory to Virginia Power, that the Facility has been designed and constructed such that Operator is able to operate the Facility in accordance with the terms and conditions of this Agreement.



                               ARTICLE 3: NOTICES

                  3.1 Any notice or communication required by this Agreement or Virginia Power to be in writing shall be deemed to be given when sent only if sent by any means that provides for the verification by an independent third party of the date sent, including, but not limited to, the following: registered or certified mail, commercial courier or telegram. Any notice or communication sent by any other means, including first class mail, telex or telecopy, shall be deemed to be given when received. Notice or communications (other than Dispatch orders) sent by telex, telecopy, or telegram shall be confirmed by depositing a copy of same in any commercial courier service or the postal service for transmission by registered or certified mail in an envelope properly addressed. Any notice or communication shall be sent to the respective Parties at the following addresses:

                           In the case of Operator to:

                           SEI Birchwood, Inc.
                           100 Ashford Center North, Ste. 400
                           Atlanta, GA 30338
                           Attention: President


                           In the case of Virginia Power to:

                           Virginia Electric and Power Company    (if by hand)
                           Manager - Capacity Acquisition
                           One James River Plaza, 15th Floor
                           701 East Cary Street
                           Richmond, Virginia 23219

                           Virginia Electric and Power Company    (if by mail)
                           Manager - Capacity Acquisition
                           P. O. Box 26666
                           Richmond, Virginia 23261

                  3.2 Either Party may, by written notice to the other, change the representative or the address to which notices and communications are to be sent.

                  3.3 Operator shall provide Virginia Power with three (3) copies of any written notice, communication or submittal called for by this Agreement that is of an odd size, shape or material or otherwise not readily reproducible on conventional office copiers.

                         ARTICLE 4: PRE-OPERATION PERIOD

                  4.1 (a) Operator shall, at its expense, acquire, and maintain in effect, from the FERC and from any and all other federal, state and local agencies, commissions and authorities with jurisdiction over Operator and/or the Facility, all material permits, licenses, and approvals, and complete or have completed all environmental impact studies necessary as follows:

                                    (1)     For the construction, operation and
                                            maintenance of the Facility.

                                    (2)     For Operator to perform its
                                            obligations under this Agreement.

                                    (3)     Either (i) to obtain and maintain
                                            certification as a QF, or (ii) to
                                            have Operator's ability to perform
                                            this Agreement approved by all
                                            applicable state and federal
                                            regulatory agencies, if not a QF.

                           (b)      Prior to the Commercial Operations Date,
Virginia Power shall, at its expense, acquire, and maintain in effect, from the FERC and from any and all other federal, state and local agencies, commissions and authorities with jurisdiction over Virginia Power and/or its electric system, all material permits, licenses, and approvals, and complete or have completed all environmental impact studies necessary for Virginia Power to perform its obligations under this Agreement.

                           (c)      Each Party shall provide assistance to the
other Party, upon request of the other Party, as necessary or appropriate for the other Party to fulfill its obligations under Sections 4.1(a) and 4.1(b).

                  4.2 Beginning with the effective date of this Agreement and continuing until the Initial Synchronization Date, Operator shall submit progress reports in a form reasonably satisfactory to

Virginia Power prior to the tenth (10th) Business Day of each Month. Such report shall cover progress for the preceding Month.

                  4.3 On a date to be specified by Virginia Power in the interconnection study, Operator shall submit for Virginia Power's review its construction schedule. At least thirty (30) Days prior to start-up and testing of the Facility, Operator shall submit to Virginia Power, a start-up and test schedule for the Facility. Operator shall notify Virginia Power of any changes to such construction and start-up and test schedules in a timely manner. Virginia Power shall have the right to reasonably review, monitor and physically inspect all aspects and phases of the project including the engineering/design, procurement, construction, and start-up and testing of the Facility, and Operator shall comply with all reasonable requests of Virginia Power resulting therefrom. Operator shall cooperate in such reviews, monitoring and physical inspections of the Facility as may be reasonably required by Virginia Power before, during, and after completion of construction. Virginia Power's technical review and inspection of the Facility shall not be construed as endorsing the design thereof nor as any warranty of the safety, durability, reliability, or suitability of the Facility. Such review and inspection shall not relieve Operator of any of Operator's obligations under this Agreement.

                  4.4 Beginning with the Commercial Operations Date, Operator will submit to Virginia Power (and update such submittals from time to time as is necessary) the following:

                      (a) electrical one line diagrams with logic descriptions as needed;

                      (b)      heat, water, and mass balance diagrams;

                      (c)      major equipment vendor specifications;

                      (d)      plant general arrangement drawings;

                      (e)      necessary air and water permit documents; and

                      (f)      AGC interface logic.

                  4.5 Operator and Virginia Power shall mutually develop written interface operating procedures no later than one hundred and twenty (120) Days prior to the Anticipated Commercial Operations Date. The interface operating procedures will be a mutual agreement based on the design of the Facility and the design of the interconnection to Virginia Power's bulk electric system. The interface operating procedures will (i) refine the Design Limits in accordance with Prudent Utility Practices to reflect the capabilities of the equipment ordered for the Facility and (ii) be intended as a guide on how to integrate the Operator's Facility and output into Virginia Power's bulk electric system. Such operating procedures shall specify, among other things, that in determining whether and when Operator's unit will be Dispatched off-line and on-line, Virginia Power will use the dispatch logic appropriate for Virginia Power's pulverized coal unit nearest in size to Operator's Facility. Topics covered shall include, but not necessarily be limited to, method of day-to-day communications, key personnel lists for Operator and Virginia Power, clearances and switching practices, outage reporting and scheduling, daily capacity and energy reports, unit operations log, and reactive power support.

                  4.6 Virginia Power shall prepare and submit to Operator a written voltage schedule no later than sixty (60) Days prior to the Anticipated Commercial Operations Date. Virginia Power may change such voltage schedule any time during the Term of this Agreement upon thirty (30) Days prior written notice to Operator. Operator shall use such voltage schedule in the operation of its Facility. This voltage schedule shall be based on the normally expected operating conditions for the Facility including the Design Limits and the capabilities of Operator's equipment as identified in the interconnection study and as refined during the design of such equipment.

                  4.7 Operator shall notify Virginia Power of its planned Initial Synchronization Date in writing no less than thirty (30) Days prior to that date. Virginia Power and Operator shall agree on the Initial
Synchronization Date and Virginia Power shall have the right to have representatives present at the initial synchronization.

                  4.8 Virginia Power reserves the right to delay the Initial Synchronization Date due to problems with the Facility which in its reasonable judgment, based on Prudent Utility Practices, could adversely affect Virginia Power's operations. In such event, Virginia Power shall give Operator reasonable notice of such problems as soon as practicable after Virginia Power has knowledge of such problems and Operator shall remedy any such problems relating to facilities or equipment that Operator installed or maintains.

                         ARTICLE 5: TERM AND TERMINATION

                  5.1 The Term of this Agreement shall begin upon execution and shall continue for a period of twenty-five (25) years from the Commercial Operations Date unless extended under this Article 5, terminated, or canceled. If the Term is extended under this Article 5, the word "Term" shall thereafter be deemed to mean the original Term so extended.

                  5.2 The Parties may extend this Agreement, with mutually satisfactory terms and conditions, for periods of up to five (5) years (or such other period as the Parties agree) provided that no later than three (3) years prior to the expiration of the Term the Party requesting such extension notifies the other Party of its desire to extend the Agreement and such extension and its terms and conditions are agreed to by the Parties no later than two (2) years prior to the expiration of this Agreement.

                  5.3 The following conditions apply to defaults under this
Agreement:

                           (a) Events of Default - Operator - Any of the following failures or actions shall constitute an "Event of Default" as to Operator, if Operator fails to cure such failure or action within (i) sixty (60)Days after receipt of notice from Virginia Power describing the default failure or action, and (ii) an additional sixty (60) Day period, granted by Virginia Power, which Virginia Power shall grant if such failure or action cannot reasonably be cured within such initial sixty (60)

                                    Day period, and Operator can demonstrate that it has used due diligence to cure during such initial sixty (60) Day period, and (iii) within such additional cure periods as Virginia Power may, at its sole option, grant to Operator:

                                            (1)      Failure to complete
                                                     Financial Closing by
                                                     November 30, 1994;

                                            (2)      Failure to achieve
                                                     Construction Start of the
                                                     Facility by May 1, 1995;

                                            (3)      Abandonment of construction
                                                     or operation of the
                                                     Facility at any time;

                                            (4)      Failure to provide, in
                                                     accordance with this
                                                     Agreement, executed fuel
                                                     supply contract(s) by
                                                     September 29, 1995;

                                            (5)      Operator, at any time,
                                                     shall fail to pay pursuant
                                                     to this Agreement any sum
                                                     due and payable to Virginia
                                                     Power hereunder, which
                                                     failure has continued for
                                                     20 Days after notice
                                                     thereof has been given by
                                                     Virginia Power to Operator;
                                                     provided, however, that
                                                     failure to pay the sums
                                                     described in Section
                                                     5.3(a)(11) hereof shall be
                                                     governed by that
                                                     subsection;

                                            (6)      Any representation or
                                                     warranty made by Operator
                                                     herein or in any
                                                     certificate delivered to
                                                     Virginia Power pursuant
                                                     hereto or thereto shall
                                                     prove to be incorrect in
                                                     any material respect when
                                                     made, unless (i) the fact,
                                                     circumstance or condition
                                                     that is the subject of such
                                                     representation or warranty
                                                     is made true within 20 days
                                                     after notice thereof has
                                                     been given to Operator by
                                                     Virginia Power and (ii)
                                                     such cure removes any
                                                     adverse effect on Virginia
                                                     Power of such fact,
                                                     circumstance or condition
                                                     being otherwise than as
                                                     first represented, or
                                                     unless such fact,
                                                     circumstance or condition
                                                     being otherwise than as
                                                     first represented does not
                                                     materially adversely affect
                                                     Virginia Power;

                                            (7)      A court having jurisdiction
                                                     shall enter (i) a decree or
                                                     order for relief in respect
                                                     of Operator in an
                                                     involuntary case or
                                                     proceeding under any
                                                     applicable Federal or state
                                                     bankruptcy, insolvency,
                                                     reorganization or other
                                                     similar law, or (ii) a
                                                     decree or order
                                                     adjudicating Operator
                                                     bankrupt or insolvent, or
                                                     approving as properly filed
                                                     a petition
                                                     seeking reorganization,
                                                     arrangement, adjustment or
                                                     composition of or in
                                                     respect of Operator under
                                                     any applicable Federal or
                                                     state law, or appointing a
                                                     custodian, receiver,
                                                     liquidator, assignee,
                                                     trustee, sequestrator or
                                                     other similar official of
                                                     Operator or of any
                                                     substantial part of its
                                                     affairs; provided, however,
                                                     that if Operator can
                                                     demonstrate that the
                                                     bankruptcy, insolvency or
                                                     reorganization is not
                                                     likely to lead to a
                                                     rejection of this Agreement
                                                     and Operator can still
                                                     perform under this
                                                     Agreement, then such event
                                                     shall not be deemed an
                                                     Event of Default;

                                            (8)      Operator shall (i) commence
                                                     a voluntary case or
                                                     proceeding under any
                                                     applicable Federal or state
                                                     bankruptcy, insolvency,
                                                     reorganization or other
                                                     similar law or any other
                                                     case or proceeding to be
                                                     adjudicated a bankrupt or
                                                     insolvent, or (ii) consent
                                                     to the entry of a decree or
                                                     order for relief in respect
                                                     of Operator in any
                                                     involuntary case or
                                                     proceeding under any
                                                     applicable Federal or state
                                                     bankruptcy, insolvency,
                                                     reorganization or other
                                                     similar law or to the
                                                     commencement
                                                     of any bankruptcy or
                                                     insolvency case or
                                                     proceeding against it, or
                                                     (iii) file any petition,
                                                     answer or consent seeking
                                                     reorganization or relief
                                                     under any applicable
                                                     Federal or state law, or
                                                     (iv) consent to the filing
                                                     of any petition or to the
                                                     appointment of or taking
                                                     possession by a custodian,
                                                     receiver, liquidator,
                                                     assignee, trustee,
                                                     sequestrator or similar
                                                     official of Operator or of
                                                     any substantial part of its
                                                     property, or (v) make an
                                                     assignment for the benefit
                                                     of creditors, or (vi) be
                                                     unable, or admit in writing
                                                     its inability, to pay its
                                                     debts as they become due,
                                                     or (vii) take any action in
                                                     furtherance of any of the
                                                     foregoing; provided,
                                                     however, that if Operator
                                                     can demonstrate that the
                                                     bankruptcy, insolvency or
                                                     reorganization is not
                                                     likely to lead to a
                                                     rejection of this Agreement
                                                     and Operator can still
                                                     perform under this
                                                     Agreement, then such event
                                                     shall not be deemed an
                                                     Event of Default;

                                            (9)      In connection with any
                                                     event described in
                                                     subsections (7) or (8) of
                                                     this Section, this
                                                     Agreement shall be rejected
                                                     within the meaning of the
                                                     Bankruptcy Reform Act of
                                                     1978, as amended, for which
                                                     event no cure period shall
                                                     be permitted hereunder;

                                            (10)     Management directed or
                                                     endorsed acts by Operator,
                                                     or its employees,
                                                     contractors or
                                                     subcontractors of any tier,
                                                     of tampering with any
                                                     Virginia Power-owned meters
                                                     or metering devices and/or
                                                     Interconnection Facilities,
                                                     for which event no cure
                                                     period shall be permitted
                                                     hereunder;

                                            (11)     Failure to post security as
                                                     stipulated in Sections 13.3
                                                     and 13.5; for which event
                                                     no cure period shall be
                                                     permitted hereunder and
                                                     Operator agrees that in no
                                                     event shall Operator be
                                                     entitled to any extension
                                                     of the deadline for the
                                                     posting of security
                                                     pursuant to Sections 13.3
                                                     or 13.5, including by
                                                     reason of Force Majeure
                                                     pursuant to Article 14;

                                            (12)     Failure to achieve the
                                                     Commercial Operations Date
                                                     by November 24, 1997, for
                                                     which event no cure period
                                                     shall be permitted
                                                     hereunder; or

                                            (13)     After the Commercial
                                                     Operations Date, Operator,
                                                     at any time, shall fail to
                                                     discharge or perform any
                                                     other material duty or
                                                     obligation of Operator
                                                     under this Agreement.

                           (b) Lender shall have the right, upon written notice to Virginia Power, to effect a cure, as specified in 5.3(a); above, in the stead of Operator, of any failure or action that could lead to an Event of Default as to Operator under Section 5.3(a). If Lender gives such notice during the first 60-day cure period specified in 5.3(a) above, and attempts to cure in the stead of Operator, Lender automatically will be granted an additional 90 Day period after the expiration of the original cure period, which shall be in lieu of the additional 60 Day period provided for in Section 5.3(a); and thereafter, Virginia Power may, at its sole option, grant further periods in which to cure such default. An "Event of Default" shall not have occurred as to Operator unless Lender fails to cure within the additional ninety (90)

                                    Day period and such other cure periods as Virginia Power may grant to Lender under this Section 5.3(b).

                           (c) Rights of Virginia Power for Event of Default of Operator - If an Event of Default as to Operator has occurred and shall be continuing at the conclusion of the cure period applicable to such Event of Default, Virginia Power, shall be entitled to exercise the remedies set forth below, which shall be exclusive:

                                    (1)     If an Event of Default as to
                                            Operator has occurred under Sections
                                            5.3(a)(1), (2), (3), (4) and
                                            5.3(a)(12), Virginia Power, at its
                                            discretion, may terminate this
                                            Agreement by notice to Operator and
                                            retain the security provided by
                                            Operator pursuant to Section 13.3 or
                                            Section 13.5, as appropriate.

                                    (2)     If an Event of Default as to
                                            Operator has occurred under Section
                                            5.3(a)(5) or 5.3(a)(6), Virginia
                                            Power, at its discretion, may
                                            recover its actual damages from
                                            Operator.

                                    (3)     If an Event of Default as to
                                            Operator has occurred under Section
                                            5.3(a)(7), (8), (9), (10), (11) and
                                            (13), Virginia Power, at its
                                            discretion, may take either or both
                                            of the
                                            following actions: (i) proceed by
                                            appropriate proceedings, judicial,
                                            administrative or otherwise at law,
                                            in equity or otherwise, to protect
                                            and enforce its rights, to recover
                                            any damages to which it may be
                                            entitled, and to enforce performance
                                            by Operator, including specific
                                            performance of Operator's
                                            obligations hereunder; and (ii)
                                            terminate this Agreement by notice
                                            to Operator.

                                      No delay or omission of Virginia Power to
                                    exercise any right or remedy accruing upon any Event of Default as to Operator shall impair any such right or remedy or constitute a waiver of such event or an acquiescence thereto; except to the extent that the Event of Default has been cured or that Operator has expended money to effectuate a cure after having received Virginia Power's assurance that it would waive such rights and remedies if such actions were undertaken and were successful. Every right and remedy given by this Agreement to Virginia Power may be exercised from time to time, and as often as may be deemed expedient, by Virginia Power.

                           (d) Events of Default - Virginia Power - Any of the following failures or actions shall constitute an "Event of Default" as to Virginia Power, if Virginia Power fails to cure such failure or action within (i) sixty (60) Days after receipt of notice from Operator describing the failure or action, and (ii) an additional sixty (60) Day period granted by Operator, which Operator shall grant if such failure or action cannot reasonably be cured within such initial sixty (60) Day period, and Virginia Power can demonstrate that it has used due diligence to cure during such initial sixty (60) Day period, and (iii) within such additional cure periods as Operator may, at its sole option, grant to Virginia Power:

                                    (1)     Virginia Power shall fail to pay
                                            pursuant to this Agreement any
                                            amount due and payable under this
                                            Agreement and such failure shall
                                            have continued for a period of 20
                                            Days after notice thereof has been
                                            given by Operator to Virginia Power;

                                    (2)     Virginia Power shall fail to accept
                                            or purchase Net Electrical Output in
                                            accordance with this Agreement, and
                                            such failure shall (i) not arise
                                            from Virginia Power's good faith
                                            belief that it is entitled to
                                            suspend or curtail receipt or
                                            purchase of Net Electrical Output
                                            pursuant to the terms of this
                                            Agreement, and (ii) continue for a
                                            period of ten (10) Days after notice
                                            thereof
                                            shall have been given to Virginia
                                            Power by Operator; or

                                    (3)     Virginia Power shall fail to
                                            discharge or perform any other
                                            material duty or obligation of
                                            Virginia Power under this Agreement.

                           (e) Rights of Operator for Event of Default of Virginia Power - If an Event of Default as to Virginia Power has occurred and shall be continuing at the conclusion of the cure period applicable to such Event of Default, Operator shall be entitled to exercise the remedies set forth below, which shall be exclusive:

                                    (1)     proceed against Virginia Power by
                                            appropriate proceedings, judicial,
                                            administrative or otherwise, at law,
                                            in equity or otherwise, to protect
                                            and enforce its rights, to recover
                                            any damages to which it may be
                                            entitled and to enforce performance
                                            by Virginia Power, including
                                            specific performance of Virginia
                                            Power's obligations hereunder; and

                                    (2)     by written notice to Virginia Power,
                                            suspend its obligations hereunder
                                            until such failure is cured, and if
                                            such failure continues for ten (10)
                                            days after such notice of
                                            suspension, Operator may terminate
                                            this Agreement by notice to Virginia
                                            Power.

                                      No delay or omission of Operator to
                                    exercise any right or remedy accruing upon any Event of Default as to Virginia Power shall impair any such right or remedy or constitute a waiver of such event or an acquiescence thereto; except to the extent that the Event of Default has been cured or that Virginia Power has expended money to effectuate a cure after having received Operator's assurance that it would waive such rights and remedies if such actions were undertaken and were successful. Every right and remedy given by this Agreement to Operator may be exercised from time to time, and as often as may be deemed expedient, by Operator.

                           (f) If Operator terminates this Agreement pursuant to Section 5.3(e)(2) or Virginia Power terminates this Agreement pursuant to
                                    Section 5.6, Operator may require Virginia
                                    Power to provide, and Virginia Power shall provide, transmission services at compensatory, nondiscriminatory rates subject to approval by the appropriate regulatory authority to Operator sufficient for Operator to wheel energy generated by Facility to any other utility outside of Virginia Power's control area with which Virginia Power is directly interconnected, so long as such transmission service does not adversely affect the reliability of Virginia Power's service to its retail and wholesale customers.

                           (g)      (1)     If a Party disputes the amount or
                                            propriety of a payment claimed by
                                            the other Party to be due and
                                            payable hereunder, then the Parties
                                            shall continue to fulfill their
                                            respective obligations under and in
                                            accordance with this Agreement and
                                            will not terminate the Agreement, or
                                            reduce payments, except as provided
                                            in subparagraph 2, unless and until
                                            the dispute or allegation has been
                                            finally resolved by agreement of the
                                            Parties, settlement, litigation, or
                                            other proceeding providing
                                            otherwise. Furthermore, upon the
                                            occurrence of and during the
                                            pendency of the default cure periods
                                            or an Event of Default by Operator,
                                            Virginia Power shall continue to
                                            make payments under this Agreement
                                            except as provided in subparagraph
                                            2 below or until such time as it
                                            terminates this Agreement.

                                    (2)     Each Party shall pay to the other
                                            Party all undisputed payments and
                                            charges owed to or assessed by such
                                            other Party under this Agreement as
                                            and when due hereunder. To the
                                            extent that any Party disputes any
                                            payments or charges owed to or
                                            assessed by the other

                                            Party under this Agreement, the
                                            disputing Party shall deposit the
                                            disputed payment or charge into an
                                            interest-bearing escrow account with
                                            a bank and upon terms agreed to by
                                            both Parties (such agreement not to
                                            be unreasonably withheld). The funds
                                            contained in such account shall be
                                            released upon the final resolution
                                            of such dispute by agreement of the
                                            Parties, settlement, litigation or
                                            other proceeding providing
                                            otherwise.

                  5.4 In the event Virginia Power terminates this Agreement for an Operator Event of Default prior to the Commercial Operations Date in accordance with this Article 5, Virginia Power may retain or draw upon all of the security provided pursuant to Section 13.3 as liquidated damages to offset damages Virginia Power incurs or reasonably expects to incur as a result of Operator's Default. The Parties acknowledge that Virginia Power is relying on the availability of the Dependable Capacity and Net Electrical Output for the term of this Agreement and that in the event of termination of the Agreement due to Operator default, Virginia Power will be damaged. The Parties further acknowledge that the amount of such damages are not susceptible to an accurate determination; therefore, the Parties agree that the liquidated damages set forth herein represent a fair and reasonable amount of all damages under the circumstances.

                  5.5(a) In the event Virginia Power terminates this Agreement after the Commercial Operations Date for reasons of an

Event of Default by Operator, then Virginia Power, in addition to its other rights and remedies under Section 5.3(c), may (so long as all obligations and liabilities of Operator (other than financial obligations and liabilities) have been either assumed by Virginia Power (and Operator released therefrom) or terminated) purchase the Facility and its assets, including, but not limited to, its fuel, materials, records, drawings and spare parts inventory, upon paying Operator in immediately available funds the greater of the following:

         (i) an amount not in excess of the amount of the original permanent financing for the Facility obtained by Operator, as escalated by changes to the Gross National Product Implicit Price Deflator (GNPIPD) from the Month in which the date said original permanent financing occurred to the Month in which date of the Event of Default occurs (or, if termination occurs before the date of permanent financing, the amount of the construction financing for the Facility obtained by Operator, as escalated by changes to the GNPIPD from the Month in which the date said construction financing was obtained to the Month in which the date of sale occurs); or

         (ii) the fair market value of the Facility, determined by an appraiser appointed pursuant to the procedure set forth in
                  Section 5.5(f) below, the appraiser having taken into account the condition of the Facility as of the date of the Event of Default,

plus, in either case, the following:

         (iv) an amount equal to the federal, state and local taxes payable as a result of the sale and transfer of the Facility to Virginia Power; and

         (v) any and all amounts payable by Operator either (x) to terminate any and all other obligations and liabilities of Operator, or (y) in connection with the assumption by Virginia Power of, and the release of Operator from, any and all other obligations and liabilities of Operator, or (z) a combination of x and y above; and

         (vi) all costs, expenses and other amounts incurred by Operator in connection with Virginia Power's purchase of the Facility pursuant to this Section 5.5

                  (b) Virginia Power shall give written notice to Operator of its intent to purchase the Facility within 60 Days after the maturation of an Event of Default giving Virginia Power a termination remedy, and Operator and Virginia Power shall commence the appraisal procedure set forth in Section 5.5(f) to determine the fair market value of the Facility. Virginia Power shall give Operator a binding commitment to purchase the Facility within twelve (12) Months of its notice of intent to purchase the Facility. If Virginia Power declines to exercise such option, or does not give Operator notice within such twelve (12) Month period, the option shall expire and the Agreement shall expire thirty (30) Days after Operator's receipt of such declination of the option or the end of such twelve (12) Month period. Unless and until Virginia Power's purchase of the Facility is consummated, this Agreement shall survive and Virginia Power shall continue to purchase the Dependable Capacity and Net Electrical Output pursuant to and in accordance with the provisions hereof. This Agreement shall terminate upon the consummation of Virginia Power's purchase of the Facility. Transfer of the Facility to Virginia Power shall be contingent on Virginia Power's receiving marketable title to the Facility, free of any financial, vendors' or mechanics' liens, but subject to covenants, conditions, reservations and restrictions of record, if any.

                  (c) After transfer of title to the Facility to Virginia Power, Operator shall indemnify and hold harmless Virginia Power from any and all claims and liabilities placed on or against the Facility which arose prior to transfer of title to the Facility to Virginia Power, save and except those claims and liabilities placed on or against the Facility as a result of an act or omission of Virginia Power, whether during or after the period Operator owned the Facility.

                  (d) Upon giving to Operator notice that Virginia Power intends to purchase to the Facility as provided in this Section 5.5, Virginia Power's obligation to take title shall be subject to Virginia Power obtaining acceptable releases and approvals from all governmental and regulatory bodies and agencies with jurisdiction over Virginia Power's acquisition of the Facility.

                  (e)      Not used.

                  (f) The fair market value of the Facility on the date of the maturation of Event of Default shall be determined by an independent appraiser qualified to appraise the fair market value of Facility. The determination of the fair market value by the appraiser shall be binding upon both Parties. If the Parties cannot agree upon a single appraiser, each Party shall select an appraiser and those two appraisers shall select a third appraiser, and the determination of the fair market value by the third appraiser shall be binding upon the Parties. Virginia Power shall pay for the costs of implementing this appraisal procedure.

                  5.6 Virginia Power may terminate this Agreement at its convenience upon three hundred and sixty-five (365) Days notice to the Operator. In such event, Virginia Power shall pay Operator on the date of termination in immediately available funds a lump sum amount equal to the sum of:

         (a) the greater of (i) the net book value of the Facility (as determined in accordance with generally accepted accounting principles) or (ii) the amount of the original permanent financing for the Facility obtained by Operator, as escalated by changes to the GNPIPD from the month in which the date of such original permanent financing occurred to the month in which the date of such termination occurs (or, if termination occurs before the date of permanent financing, the amount of the construction financing for the Facility obtained by Operator, as escalated by changes to the GNPIPD from the month in which the date said construction financing occurred to the month in which the date of termination occurs);

plus, in either case, the following:

                  (b) any and all costs, expenses, and other amounts incurred by Operator incident to prepaying its financing; plus

                  (c) any and all amounts payable by Operator to terminate any and all other obligations and liabilities of Operator; plus

                  (d) all costs, expenses and other amounts incurred by Operator in connection with Virginia Power's termination under Section 5.6; plus

                  (e) an amount equal to the amount of federal, state and local taxes payable as a result of the payment to Operator of the amounts set forth in Section 5.6 (a) through (e); plus

                  (f) the net present value of Operator's anticipated pre-tax profits for what would have been the remaining term of this Agreement had this Agreement not been terminated by Virginia Power;

all of the above to be full and complete compensation to Operator for such termination; provided, however, that in no event will such amount be less than the amount necessary to obtain a release of the Facility from any lien thereon securing an amount not in excess of the amount of the original permanent financing (or, if termination occurs before the date of permanent financing, the construction financing) obtained by Operator. In the event the Facility is re-valued or re-financed for any reason, the net book value or lien amount used herein shall be the value that would otherwise be in effect under the original devaluation methodology or lien amortization schedule. In order to determine the amount to be paid pursuant to Section 5.6(e) above, the Parties shall retain an independent appraiser qualified to make such determination. Such determination by the appraiser shall be binding upon both Parties. If the Parties cannot agree upon a single appraiser, each Party shall select an appraiser and those two appraisers shall select a third appraiser and the determination of the third appraiser shall be binding upon the Parties. Upon payment in immediately available funds of the amount calculated hereunder, this Agreement shall automatically terminate, except as set forth above, and Operator shall retain title the Facility. Virginia Power shall pay for the costs of implementing the above appraisal procedure.

         For what would have been the remaining term of this Agreement had this Agreement not been terminated by Virginia Power, Operator shall pay to Virginia Power annually no later than twenty (20) Business Days after its auditors have issued its financial statements (the "Current Financials") with respect to the most recently ended calendar year (the "Past Year") an amount equal to five percent (5%) of the Operator's gross revenues for the Past Year as set forth in the then Current Financials, but in no event shall the amount paid in respect of any Past Year pursuant to this paragraph exceed fifty percent (50%) of Operator's pre-tax profits with respect to such Past Year. With respect to the amount payable under this paragraph, such obligation by Operator shall be in the nature of a royalty and the Parties acknowledge that such obligation shall not create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability upon the Operator or give any management rights to Virginia Power.

                  5.7 Operator shall cooperate with Virginia Power in Virginia Power's exercise of its rights under this Article 5 by (i) providing to Virginia Power all the documentation necessary and appropriate to the determination of the net book value or lien value of the Facility, in the case of an exercise under 5.5 or 5.6,

(ii) executing all documents necessary and appropriate to the transfer of title in the Facility to Virginia Power, in the case of an exercise under 5.5, (iii) providing Virginia Power with good and marketable title to the Facility free and clear of all liens and encumbrances in the case of an exercise under 5.5, and
(iv) mothballing the Facility in the case of an exercise under 5.6.

              ARTICLE 6: REPRESENTATIONS, WARRANTIES AND COVENANTS

                  6.1 Operator covenants that (i) beginning with the Commercial Operations Date and at all times thereafter until the termination of this Agreement, Operator will have a reliable supply of fuel of quality and in quantity sufficient to meet the energy and Dependable Capacity delivery requirements hereunder and (ii) Operator shall maintain at least a thirty (30) Day (at full load) supply of such fuel stored within one (1) mile of the Facility site. From time to time, as Virginia Power may reasonably request, Operator shall provide Virginia Power evidence of its compliance with this obligation, which shall include fuel transportation arrangements, short and long term fuel procurement strategies and reasonable evidence of executed fuel contracts (such as memoranda of such contracts). Operator's inventory of coal and availability of any alternate supplies of fuel will be considered in determining whether Operator has a reliable supply of fuel.

                  6.2 Operator covenants that the Facility will be operated and maintained in accordance with the following:

                       (a)      Operating and maintenance standards
                                recommended by the Facility's equipment
                                suppliers.

                      (b)      Operating procedures developed pursuant to
                               Section 4.5.

                      (c) Prudent Utility Practices, including without limitation, synchronizing, voltage and reactive power control.

                      (d)      Generally accepted Prudent Electrical
                               Practices.

                      (e) Any applicable laws, regulations, permits and licenses.


                  6.3 Operator covenants that the Facility will be operated in accordance with Prudent Utility Practices in such a manner so as not to have an adverse effect on Virginia Power's voltage level or voltage waveform.

                  6.4 Operator covenants that the Facility will be operated at the voltage levels determined pursuant to Section 4.6.

                  6.5 Operator covenants that the Facility will be designed, constructed and completed in a good and workmanlike manner, only with materials and equipment that are new and of utility-grade quality, in such a manner as to provide a reasonable likelihood that the useful life of the Facility will be at least equal to the Term and strictly in accordance with (i) the plans and specifications and accompanying data reviewed by Virginia Power pursuant to this Agreement, (ii) all applicable laws, rules, regulations, permits and licenses,
(iii) sound engineering and
construction practices, Prudent Electrical Practices and Prudent Utility Practices; and (iv) such requirements as Virginia Power may reasonably deem necessary or desirable in order for the Interconnection Facilities to be designed and constructed in accordance with sound engineering practices, Prudent Electrical Practices and Prudent Utility Practices.

                  6.6 Operator covenants that it shall obtain and maintain the insurance coverage specified in and in accordance with Article 12 of this Agreement with respect to the construction and operation of the Facility.

                  6.7 Operator covenants that Virginia Power shall, on such notice as is practicable under the circumstances, have access to and the right to inspect the Facility at reasonable times on a recurring basis as deemed necessary by Virginia Power including, but not limited to, during construction of the Facility.

                  6.8 Operator covenants that, to the extent it does not have a material adverse effect on Operator's ability to perform under this Agreement, it shall, (a) at all times, comply with all applicable laws, ordinances, rules and regulations applicable to it; (b) give all required material notices (and all notices from Operator to Virginia Power concerning the operations and availability of the Facility are deemed material), procure and maintain all governmental permits, licenses and inspections necessary for its performance of this Agreement; and (c) pay all charges and fees in connection therewith.

                  6.9 Operator covenants that it shall comply with all applicable provisions, and successor provisions thereto of Executive Order 11246, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and implementing regulations set forth in 41 C.F.R. Sections 60-1, 60-250, and 60-741 and the applicable provisions relating to the utilization of small and minority business concerns as set forth in 15 U.S.C. Section 637, as amended. Operator agrees that the equal opportunity clause set forth in 41 C.F.R. Section 60-1.4 and the affirmative action clauses set forth in 41 C.F.R. Section 60-250.4 and 41 C.F.R. Section 60-741.4 and the clauses relating to the utilization of small and minority business concerns set forth in 15 U.S.C. Section 637(d)(3) and 48 C.F.R. Section 52-219.9 are hereby incorporated by reference and made a part of this Agreement. If this Agreement has a value of more than $500,000, Operator shall adopt and comply with a small business and small disadvantaged business subcontracting plan which shall conform to the requirements set forth in 15 U.S.C. Section 637(d)(6). The provisions of this Section 6.9 shall apply to Operator only to the extent that:

                           (a) such provisions are required of Operator under existing law,

                           (b) Operator is not otherwise exempt from said provisions, and

                           (c)      compliance with said provisions is
                                    consistent with and not violative of 42
                                    U.S.C. Section 2000e et seq., 42 U.S.C.
                                    Section 1981 et seq., or other acts of
                                    Congress.

                  6.10 (a) Any fines or other penalties incurred by Operator or its agents, employees or subcontractors for noncomplitlee by Operator, its agents, employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by Virginia Power but shall be the sole responsibility of Operator. If fines, penalties or legal costs are assessed against Virginia Power by any government agency or court due to noncompliance by Operator with any of the laws, rules, regulations or ordinances referred to in Sections 6.8 and 6.9 above or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Operator or any part thereof is delayed or stopped by order of any government agency or court due to Operator's noncompliance with any such laws, rules, regulations or ordinances, Operator shall indemnify and hold harmless Virginia Power against any and all fines, penalties, losses, liabilities, damages, claims, costs, and expenses suffered or incurred because of the failure of Operator to comply therewith; provided, however, that damages to Virginia Power resulting from a delay in the Commercial Operations Date will be covered by Section 13.4 herein. Operator shall also reimburse Virginia Power for any and all legal or other expenses (including reasonable attorneys' fees and disbursements) reasonably incurred by Virginia Power in connection with such fines, penalties,losses, liabilities, damages, claims, costs or expenses.

                       (b) Any fines or other penalties incurred by Virginia Power or its agents, employees or subcontractors for noncompliance by Virginia Power, its agents, employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by

Operator but shall be the sole responsibility of Virginia Power. If fines, penalties or legal costs are assessed against Operator by any government agency or court due to noncompliance by Virginia Power with any of the laws, rules, regulations or ordinances referred to in Sections 6.8 and 6.9 above or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Operator or any part thereof is delayed or stopped by order of any government agency or court due to Virginia Power's noncompliance with any such laws, rules, regulations or ordinances, Virginia Power shall indemnify and hold harmless Operator against any and all fines, penalties, losses, liabilities, damages, claims, costs and expenses suffered or incurred because of the failure of Virginia Power to comply therewith. Virginia Power shall also reimburse Operator for any and all legal or other expenses (including reasonable attorney's fees and disbursements) reasonably incurred by Operator in connection with such fines, penalties, losses, liabilities, damages, claims, costs or expenses.


                  6.11(a)  The Operator hereby represents and warrants:

                           (1)     The Operator is a corporation duly
                                   organized, validly existing and in
                                   good standing under the laws of the
                                   State of Delaware and is qualified
                                   as a foreign corporation in good
                                   standing in Virginia if not
                                   incorporated in Virginia and in each
                                   other jurisdiction where the failure
                                   so to qualify would have a material
                                   adverse effect
                                   upon the business or financial
                                   condition of the Operator; and the Operator has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

                           (2) The execution, delivery and performance by the Operator of this Agreement have been duly authorized by all necessary corporate action, and do not and will not
                                   (i) require any consent or approval of the Operator's Board of Directors, or shareholders, other than that which have been obtained (evidence of which shall be, if it has not heretofore been, delivered to Virginia Power), (ii) violate any provisions of the Operator's corporate bylaws or other organic documents, any material indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgement, injunction, decree, determination, or award presently in effect having applicability to the Operator, or
                                   (iii) result in a breach or constitute a default under the Operator's corporate bylaws, other organic documents or other material indentures, contracts, or agreements, and the Operator is not in default under its corporate bylaws or other organic documents or other material indentures, contracts, or agreements to which it is a party or by which it or its property may be bound.

                           (3)     No authorizations or approval by any
                                   governmental or other official agency is necessary for the due execution, delivery and performance by the Operator of this Agreement as in effect on the date hereof; other than those associated with permitting and licensing the Facility and other than SEC approvals or no-action letters, the procurement of which Operator may deem to be necessary or appropriate.

                           (4)     This Agreement is a legal, valid and
                                   binding obligation of Operator
                                   enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                           (5) There is no pending or, to the best of Operator's knowledge, threatened action or proceeding affecting the Operator before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of the Operator or the ability of the Operator to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement (as in effect on the date hereof).

                           (b)     Virginia Power hereby represents and
                                   warrants:

                           (1)     Virginia Power is a corporation duly
                                   organized, validly existing and in good
                                   standing under the laws of the Commonwealth of Virginia and is qualified as a foreign corporation in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of Virginia Power; and Virginia Power has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

                           (2)     The execution, delivery and performance
                                   by Virginia Power of this Agreement have been duly authorized by all necessary corporate actions, and do not and will not
                                   (i) require any consent or approval of
                                   Virginia Power's Board of Directors, or
                                   shareholders, other than that which have been obtained (evidence of which shall be, if it has not heretofore been, delivered to Operator); (ii) violate any provisions of Virginia Power's corporate by-laws or other organic documents, any material indenture or financing agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Virginia Power, or
                                   (iii) result in a breach or constitute a default under Virginia Power's corporate by-laws, other organic documents or other material indentures, or financing agreements, and Virginia Power is not in default under its corporate by-laws or other organic documents or other material indentures or financing agreements to which it is a party or by which it or its properties may be bound.

                           (3)     No authorizations or approval by any
                                   governmental or other official agency is necessary for the due execution and delivery by Virginia Power of this Agreement as in effect on the date hereof.

                           (4)     This Agreement is a legal, valid and
                                   binding obligation of Virginia Power
                                   enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                           (5) There is no pending or, to the best of Virginia Power's knowledge, threatened action or proceeding affecting Virginia Power before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of Virginia Power or the ability of Virginia Power to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement
                                            (as in effect on the date hereof).

                  6.12(a) Operator agrees that upon request of Virginia Power, Operator shall, at Virginia Power's cost, cause its counsel to issue an opinion to Virginia Power addressing the representations in Section 6.11(a) and addressing such further matters as Virginia Power may reasonably request; provided, however, that where the request for such opinion is in response to a valid and applicable requirement of a governmental agency with jurisdiction over Virginia Power, Operator shall assume the cost of the opinion.

                  (b) Virginia Power agrees that upon the request of Operator, Virginia Power shall, at Operator's cost, cause its counsel to issue an opinion to Operator addressing the representations in Section 6.11(b) and addressing such further matters as Operator may reasonably request.

                  6.13 Operator agrees that, upon request of Virginia Power, it shall deliver or cause to be delivered from time to time to Virginia Power certifications of its officers, accountants, engineers, or agents addressing such matters as Virginia Power may reasonably request.

                  (b) Virginia Power agrees that, upon the request of Operator, it shall deliver or cause to be delivered from time to time to Operator certifications of its offices, accountants, engineers, or agents addressing such matters as Operator may reasonably request.

                  6.14(a) Operator, agrees to preserve and keep in force and effect its corporate existence and all franchises, licenses and permits, material to the
                                    proper conduct of business under this
                                    Agreement, including without limitation
                                    the business of constructing, owning and operating the Facility.

                           (b) Virginia Power agrees to preserve and keep in force and effect its corporate existence and all franchises, licenses and permits, material to the proper conduct of business under this Agreement.

                  6.15 Operator will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with generally accepted accounting principles, consistently applied, and will furnish the following to Virginia Power so long as this Agreement is in effect:

                           (a) Quarterly Statements. Within sixty (60) Days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of balance sheets of Operator as of the close of such period, subject to changes resulting from year-end adjustments; prepared in accordance with generally acceptable accounting principles.

                           (b) Annual Statements. As soon as available and in any event within one hundred twenty (120) Days after the close of each fiscal year of Operator, copies of balance sheets of Operator as of the close of such fiscal year, prepared in accordance with generally accepted accounting principles.

                           (c) Third Party Reports. Operator will allow a certified public accountant to examine the books and records of Operator with a view toward reporting to Virginia Power whether or not, in the accountant's opinion, (i) Operator is capable of, and has a financial condition sufficient to support, continuing operations as a going concern and (ii) Operator is able to perform under this Agreement. In giving its report, the accountant may advise Virginia Power as to whether a particular financial condition of Operator is improving, deteriorating or stable, but shall not disclose any dollar amounts. Prior to examining the books and records of Operator, the certified public accountant must have entered into a confidentiality agreement with Operator, satisfactory to Operator, prohibiting the accountant from disclosing any information or giving any report to Virginia Power or making any statement regarding Operator to Virginia Power except as permitted by this
                                    Section 6.15(c). Operator will pay all
                                    expenses of the accountant and of his
                                    examination of Operator's books and records.
                                    This Section 6.15(c) does not give Virginia
                                    Power any right for Virginia Power itself to examine any books or records of Virginia Power or to receive any information or report from the accountant other than the referenced opinions.

                           (d) Amortization Schedule. Within thirty (30) Days after Financial Closing, a copy of the Operator's amortization schedule resulting from Financial Closing.


                  6.16 Operator shall provide Virginia Power copies of any maintenance evaluations or reports it performs for or obtains from any third party including those with a financial security interest in or lien on the Facility. The Operator shall use its best efforts to obtain for Virginia Power copies of any evaluations or reports generated at the request of such third parties or performed by an engineer employed by such third party.

                  6.17 Operator will provide to Virginia Power, on a Monthly basis, a notarized statement of the quantity and cost of fuel consumed in the Facility on an aggregate basis.


           ARTICLE 7: CONTROL AND OPERATION OF THE FACILITY; DISPATCH

                  7.1 Prior to the beginning of each operating Day (such Day to be defined in the operating procedures developed pursuant to Section 4.5) Operator shall inform the Virginia Power operations center designated in the interconnection study performed pursuant to Article 8 as to the daily operating availability and expected maximum generation capability of its Facility, including, without limitation, any anticipated Forced Outage.

                  7.2 Operator shall, at least thirty (30) Days prior to the Commercial Operations Date, submit a written maintenance schedule for the first year of the Facility's operations. Thereafter, Operator shall submit to Virginia Power, in writing, by September 1 of each Year, its desired Scheduled Outage periods for the next Year. Operator shall not schedule such maintenance shutdown of its Facility during the Winter Demonstration Period or during the Summer Demonstration Period of any Year if such shutdown would decrease the Net Electrical Output of the Facility below the Dependable Capacity level established by testing pursuant to Article 11 without the prior written consent of Virginia Power. Operator agrees and understands that Virginia Power shall not be obligated to grant approval for such periods. Such Scheduled Outages shall not exceed 18 Days in each Year except that every 5th year up to 39 Days may be scheduled. By October 31 of each Year, Virginia Power shall notify Operator in writing whether the requested Scheduled Outage periods are acceptable. If Virginia Power cannot accept any of the requested Scheduled Outage periods, Virginia Power shall advise Operator of the time period closest to the requested period when the outage can be scheduled.

                  7.3 Virginia Power shall have the right, upon twelve
(12)months prior written notice, to revise (but not to increase the number of) the months during which Operator shall not, unless mutually agreed, schedule a maintenance shutdown, but Virginia Power shall not exercise such right in a manner which deprives Operator of maintenance periods as designated in this Agreement.

                  7.4 Each Party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement in accordance with the following guidelines:

                           (a) All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties; provided, however, that Operator shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior notice to Virginia Power.

                           (b) Operator shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status, Scheduled Outages and forced outages; and (iii) any unusual conditions found during operation or inspections.

                           (c) Either Party shall have the right from time to time, upon fourteen (14) Days written notice to the other Party, to examine the records and data of the other Party relating to this Agreement any time during the period the records are required to be maintained.

                           (d) Operator shall provide Virginia Power with Facility performance and events data to be submitted Quarterly in accordance with current

                                    NERC and Generating Availability Data
                                    Systems (GADS) reporting standards.

                  7.5 Virginia Power agrees to Dispatch the Facility so that the Facility is operated at no less than its Minimum Operation Level, except to the extent Virginia Power has the right to Dispatch the Facility offline and except to the extent that the Facility is being so ramped down to begin an outage or ramped up to initiate a start-up. Operator shall operate the Facility and control its output manually whenever it is being Dispatched below 50% of its Dependable Capacity or above 100% of its Dependable Capacity. Virginia Power shall have the right to control the output of the Facility pursuant to Automatic Generation Control when it is being Dispatched at or above 50% of its Dependable Capacity and at or below 100% of its Dependable Capacity. Virginia Power and Operator will include Dispatch procedures (including without limitation consideration of technical matters that could affect safety, reliability, efficiency or life of the Facility, such as, without limitation, minimum loadings and unit ramp rates) in the manual to be developed pursuant to Section
4.5. Operator agrees to operate the Facility consistent at all times with Virginia Power's Dispatch of the Facility and the terms of this Agreement; provided, however, that Virginia Power shall not be obligated to purchase or receive, and may require Operator to reduce or cease energy deliveries in accordance with the terms of this Agreement; and provided, further that this
Section 7.5 shall not relieve Virginia Power of its obligation to make capacity payments as and when required hereunder. In particular, Operator shall comply with Virginia Power's Dispatch orders when:

                           (a)      Notwithstanding the provisions of Section
                                    7.8 hereof, in Virginia Power's sole
                                    opinion, a condition exists which presents a physical threat to any persons or property; or

                           (b) Subject to the provisions of Section 7.8 hereof, it is necessary to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Facility or the Interconnection Facilities, or any other affected part of Virginia Power's system.

Virginia Power will make a reasonable effort to notify and coordinate such reductions with Operator. With respect to Section 7.5(b) above, Virginia Power shall provide Operator with at least forty-eight (48) hours prior notice when practicable. Any reduction required of Operator pursuant to subsection (a) above shall be implemented and completed as soon as possible consistent with Prudent Utility Practices.

                  7.6 Except as allowed by Section 7.5(a), Virginia Power shall Dispatch the Facility in accordance with the Design Limits and the following notice provisions:

                           (a) On Friday of each week, Virginia Power will provide Operator with a projected schedule of operations for the following week. The actual operating level will be determined by the requirements for operation in accordance with Dispatch and/or Automatic Generation Control and may be substantially different than the schedule provided in accordance with this Section.

                           (b) Virginia Power will provide Operator with five (5) minutes notice of changes in operating levels to be achieved by the Facility in accordance with the Design Limits, except that when the Facility is operated with Automatic Generation Control, pursuant to the terms hereof, Virginia Power shall not be required to provide such notice.

Operator agrees to comply with the notices received from Virginia Power pursuant to (a) and (b) above.

                  7.7 Operator shall employ qualified personnel for monitoring the Facility and for coordinating operations of the Facility with Virginia Power's system. Operator shall ensure that such personnel are on duty at all times, twenty-four (24) hours a Day and seven (7) Days a week.

                  7.8 The Parties recognize that Virginia Power is a member of NERC and that, to ensure continuous and reliable electric service, Virginia Power operates its system in accordance with the operating criteria and guidelines of NERC. If an Emergency is declared, Virginia Power's operations center will notify Operator's personnel and, if requested by Virginia Power, Operator shall use all reasonable efforts, in the Operator's sole judgment, to comply with Virginia Power's request during such Emergency, consistent with the capability of the Facility at the time and under the circumstances. Without limiting the foregoing, Virginia Power's operations center may require Operator's personnel to raise or lower production of energy generated by the Facility to maintain safe and reliable load levels and voltages on Virginia Power's transmission and/or distribution system; provided, however, any changes in the level of the Net Electrical Output required of Operator hereunder shall be implemented in a manner consistent with safe operating procedures and within the Facility's Design Limits.

                  7.9 Operator shall cooperate with Virginia Power in establishing Emergency plans, including without limitation, recovery from a local or widespread electrical blackout; voltage reduction in order to effect load curtailment; and other plans which may arise. The Operator shall make technical references available concerning start-up times, black-start capabilities (if applicable) and minimum load-carrying ability.

                  7.10 If Operator has a Scheduled Outlee, and such Scheduled Outage occurs or would occur coincident with an Emergency, Operator shall make all good faith efforts to reschedule the outage or, if the outage has begun, to expedite the completion thereof.

                  7.11 Operator shall operate the Facility with its speed governors, voltage regulators and, subject to Section 7.5, Automatic Generation Control (AGC) equipment operable whenever the Facility is connected to or operated in parallel with the Virginia Power system pursuant to Virginia Power's Dispatch rights;

provided, however, that Operator shall not be required to go off line or cease operating the Facility because the AGC equipment does not operate.

                  7.12 In the event of failure of the AGC equipment to operate, Virginia Power will endeavor to Dispatch the Facility by alternative means over the operating range controlled by the AGC equipment. The use of such alternative means of Dispatch will be used until the failure of the AGC equipment is corrected. Operator will use its best efforts to correct the failure of their AGC equipment as soon as possible.

                           ARTICLE 8: INTERCONNECTION

                  8.1 Operator shall be responsible for the design, construction, installation, maintenance and ownership of the Facility (which as defined herein includes without limitation auxiliaries and interconnection equipment on Operator's side of the Interconnection Point).

                  8.2 If it is determined in the interconnection study performed by Virginia Power pursuant to Section 8.5 that the Virginia Power-owned metering facilities (which will include current and potential transformers and telemetering equipment) should be installed on Operator's property then: (i) Virginia Power shall provide the Operator with the metering equipment, (ii) Operator shall be required to install such metering equipment and (iii) such installation shall be done as prescribed by Virginia Power.

                  8.3 Virginia Power shall be responsible and shall pay for the design, construction, installation (except as provided herein), maintenance and ownership of the Interconnection Facilities.

                  8.4 By December 31, 1990, Operator shall provide to Virginia Power the data required in Exhibit A attached hereto, including proposed performance dates and a proposed schedule which shall be consistent with milestone dates provided in Section 5.3 of this Agreement. Virginia Power shall have the right to comment on and suggest revisions to Operator's proposed schedule; provided, however, that if Virginia Power has not responded within 30 Days of its receipt thereof, it will be deemed to have no comments or revisions. All site plans and one-line diagrams provided shall be certified by an engineer licensed by the state in which the Facility is located. Operator shall update the proposed schedule in its monthly progress reports provided to Virginia Power pursuant to Section 4.2 hereof; provided, however, that any changes in the proposed schedule shall be consistent with the milestone dates provided in
Section 5.3 hereto. Virginia Power shall have the right to evaluate the reasonableness of the schedule and monitor progress of the development of the Facility to assess whether Operator will meet the Anticipated Commercial Operations Date. Operator shall comply with all reasonable requests of Virginia Power to modify the proposed schedule if Virginia Power reasonably believes such changes are necessary for Operator to have the Commercial Operations Date occur within fifteen (15) Days prior to or fifteen (15) Days after the Anticipated Commercial Operations Date; provided, however, that if Virginia Power has not responded within 30 Days of its receipt of the schedule, it will be deemed to have no comments or revisions.

                  8.5 Virginia Power shall perform an interconnection study within one hundred and twenty (120) Days of Operator's completion of the requirements of Section 8.4 above. The interconnection study shall, at a minimum, (i) determine the Interconnection Point and the time required to complete the Interconnection Facilities and (ii) designate the Virginia Power operations center that will coordinate the operation of the Facility. The Interconnection Facility design shall be consistent with Prudent Utility Practices considering the functional one-line diagram and site plan provided to Virginia Power pursuant to Section 8.4.

                  8.6 Within thirty (30) Days of receipt of the interconnection study, Operator agrees: (i) to grant to Virginia Power all necessary rights of way and easements, including adequate and continuing access rights on property of Operator, to install, operate, maintain, replace and/or remove the Interconnection Facilities located on property of Operator; and (ii) to provide a site plan drawing showing the Facility's grid system tied to the site property lines and switchyard for the purpose of the transmission line survey. No later than one hundred and twenty (120) Days prior to commencement of construction of the Interconnection Facilities, Operator shall execute any documents as Virginia Power may require to record such rights of way and easements. Consideration for such grants, deeds or documents shall be the execution of this Agreement and no other consideration shall be required. Operator agrees that rights of way and easements shall survive termination or expiration of this Agreement.

                  8.7  When Operator has completed the requirements of Section
8.6 above, Virginia Power shall engineer and construct the Interconnection Facilities in accordance with the design determined in the interconnection study performed pursuant to Section 8.5. Failure by Virginia Power to complete the Interconnection Facilities within the time period determined pursuant to Section
8.8 shall not be considered a default of this Agreement if such failure can reasonably be attributed to any of the following:

                           (a) Events beyond Virginia Power's reasonable control, including without limitation, time delays incident to the SCC's granting of any required certificate(s) of convenience and necessity, time constraints associated with the procurement of necessary equipment.

                           (b) The failure of Operator to execute in time sufficient for Virginia Power to complete the Interconnection Facilities grants, deeds, or documents as Virginia Power may require to record rights of way, easements, or other grants in accordance with Section 8.6.

                           (c) Failure of Operator to provide by the required dates technical data necessary for Virginia Power to perform interconnection.

                  8.8 Subject to the provisions of Section 8.7 above, Virginia Power shall be obligated to have the Interconnection

Facilities completed no later than 120 Days prior to the Anticipated Commercial Operations Date and shall endeavor to have such facilities completed 180 Days prior to the Anticipated Commercial Operations Date if the interconnection study shows such earlier date to be practicable. Virginia Power's obligation is expressly conditioned on Operator's submission of data in a timely manner as required under this Agreement, in form and substance meeting reasonable standards and expectations of Virginia Power and supportive of the interconnection. Upon 18 months prior notice by Operator, Virginia Power will endeavor to complete the Interconnection Facilities at a date requested by Operator that is more than 180 Days prior to the Anticipated Commercial Operations Date. If, at the request of Operator, Virginia Power completes the Interconnection Facilities more than 180 Days prior to Anticipated Commercial Operations Date, Operator will pay Virginia Power's standard facilities charge for the use of such Interconnection Facilities atlehe monthly rate specified in
Section IV E.4 of the Terms and Conditions on file with the SCC from the date such facilities are completed until 180 Days prior to the Commercial Operations Date.

                  8.9 Virginia Power reserves the right to modify or expand its requirements for protective devices to conform with Prudent Electrical Practices and Prudent Utility Practices and to ensure safe uninterrupted operation of its electrical system.

                  8.10 Each Party shall notify the other in advance of any changes to its system that will affect the proper coordination of protective devices on the two systems.

                               ARTICLE 9: METERING

                  9.1 (a) Virginia Power shall own and maintain all meters and metering devices (including remote terminal units) used to measure, for payment purposes, the delivery to Virginia Power of the Facility's Net Electrical Output and Dependable Capacity. Nothing in this Agreement shall prevent Operator, solely for Operator's purposes, from installing Operator-owned and maintained meters and metering devices in addition to Virginia Power owned and maintained meters and metering devices.

                      (b) If any tests under Section 9.2 show that the meters fail to meet the accuracy requirements provided in the SCC's regulations
(or in the absence thereof are more than two percent (2%) fast or slow), the Parties shall review all pertinent metering and other records and attempt to determine actual deliveries of electricity. Virginia Power shall make offsetting adjustments in all monthly statements and other records and in all previous energy and capacity payments for any known or agreed upon period of inaccuracy. In the absence of such knowledge or agreement, Virginia Power shall make such adjustment for the second half of the period since the most recent meter test. Virginia Power or Operator shall make such payment to the other as is necessary to effectuate such adjustment by adjusting the appropriate payments during the next monthly billing statement and payment cycle. Any such meters or associated metering equipment of Virginia Power shall be promptly replaced, repaired, or readjusted by Virginia Power.

                  9.2 All Virginia Power-owned meters and metering equipment used to determine the Net Electrical Output and Dependable Capacity delivered to Virginia Power shall be sealed, and the seals opened only by Virginia Power personnel when the meters are to be inspected, tested, or adjusted; Virginia Power shall give Operator prior written notice thereof and Operator shall have the right to be present. Virginia Power will test the meter(s) in accordance with the provisions for meter testing set forth in Virginia Power's approved Terms and Conditions for Supplying Electricity as filed with the SCC at the time the test is performed.

                  9.3  Operator shall provide at its expense:

                       (a)      For the purpose of telemetering, a
                                telecommunication circuit to the operations center designated by Virginia Power;

                       (b) A voice telephone extension for the purpose of accessing Virginia Power's dial-up metering equipment and for communicating with the designated Virginia Power operations center;

                       (c) An extension of Virginia Power's system operations center's PBX system in the control room of the Facility;

                       (d) Equipment to transmit and receive telecopies for purposes of generation scheduling, Dispatch orders and coordination of switching.

Each of the items provided by Operator in accordance with this Section 9.3 shall be subject to the approval of Virginia Power, which approval shall not be unreasonably withheld.

                  9.4 Operator shall test and adjust its Automatic Generation Control System in accordance with Prudent Utility Practices and the results of such tests shall be reported to Virginia Power.

                 ARTICLE 10: COMPENSATION, PAYMENT, AND BILLINGS


                  10.1 The Operator shall be compensated for the Net Electrical Output of the Facility on a cents per kWh basis at a rate equal to the Energy Purchase Price. The Energy Purchase Price is composed of the Base Fuel Compensation Price, the Fuel Compensation Price or the discounted Fuel Compensation Price, as applicable, as determined in Sections 10.2 - 10.13 below, multiplied by the Heat Rate and then increased by the variable O&M Price specified in Section 10.14. The Input/Output curve coefficients in the formula specified in Section 1.20 are A = 2.26117 x 10(8), B = 7.64063 x 10(3) and C =
4.27130 x 10(-3) and shall remain fixed for the term of the Agreement.

                                    The Facility is composed of 1 generating unit with Input/Output curve coefficients as follows:

                        INPUT/OUTPUT CURVE COEFFICIENTS:

Unit No.              A                B                  C
--------        ---------------  ---------------    ----------------
   1            2.26117 x 10(8)  7.64063 x 10(3)    4.27130 x 10(-3)

                  10.2 The Base Fuel Compensation Price (BFCP) shall be the initial price Virginia Power will pay the Operator for the fuel portion of the Energy Purchase Price. The Base Fuel Compensation Price, effective October 1, 1989 for energy received from the Facility, shall be based on a delivered fuel cost of 163.0c./million Btus. The Base Fuel Compensation Price shall be subject to adjustment only as specified herein.

                  10.3 For the purpose of this Section, the following terms, whether in the singular or in the plural, shall have the meaning stated below:

                           (a) Base Eastern Bituminous Coal Index (BEBCI) - The Eastern Bituminous Coal Index for the second Calendar Quarter of 1989. Using the definitions specified herein, it is designated (EBCI)(2,1989) and is equal to
                                    147.7 cents per million Btu as of the
                                    Execution of this Agreement.

                           (b) Eastern Bituminous Coal Index (EBCI) - The average cost of coal (including the impact of any applicable tax credit, e.g. the Virginia Tax Credit) purchased for Virginia Power's in-system coal fired stations (which excludes Mt. Storm) reported in cents per million Btu for the Calendar Quarter in question. The index is calculated using the weighted average delivered cost of solid fuel, in c./million Btu, reported on FERC Form 423. The EBCI shall be abbreviated as EBCI(q,y) where q is the Calendar Quarter and y is the year.

                  10.4 At least two (2) weeks prior to the Initial Synchronization Date and at least two (2) weeks prior to the beginning of each subsequent Calendar Quarter thereafter, the Fuel Compensation Price that will be effective during that next subsequent Calendar Quarter shall be calculated as follows:

                                               EBCI(q-2,y)-1
                  Fuel Compensation Price = ---------------------- X BFCP
                                                  BEBCI-1

Thus, if the Fuel Compensation Price were being determined for the first Calendar Quarter of 1990, the numerator of the above equation would be EBCI(3,1989).

                  10.5  THIS SECTION IS NOT USED.

                  10.6 Operator may, with at least two (2) weeks prior written notice, specify, revise, or revoke a discount to the Fuel Compensation Price to be used in the following Calendar Month. This discount shall then be applied against the Fuel Compensation Price as calculated herein, and the resultant price will be used in lieu of the Fuel Compensation Price for the purposes of payments and Dispatch, whereas the non-discounted Fuel Compentleion Price shall continue to be calculated in accordance with this Article 10. This discount will be effective, in the form specified in the

Operator's notice, until Operator provides further notice as specified in this
Section 10.6, except, however, that such discount shall be effective for at least one Calendar Month. The resultant discounted Fuel Compensation Price shall not exceed the non-discounted Fuel Compensation Price calculated in accordance with this Article 10.

                  10.7 Opportunities to redetermine the BEBCI, the EBCI, and/or the fuel component of the Base Fuel Compensation Price shall begin on the third July 1 after the signing of this Agreement and every third July 1 thereafter ("Redetermination Date"). Either Party may submit written notice to the other Party requesting such redetermination no less than four (4) Calendar Months prior to the Redetermination Date. Such written notice shall include any proposed change(s) and the basis for such change(s). The Parties shall then enter into good faith negotiations for the purpose of revising the BEBCI, the EBCI, and/or the Base Fuel Compensation Price to reflect more accurately the prices then prevailing in the market for prudent purchases of Solid Fuel. If such redetermination is not complete within thirty (30) Days after the Redetermination Date, either Party may submit the matter to binding arbitration as discussed in Sections 10.8 through 10.13, below.

                  10.8 The location of arbitration shall be in Richmond, Virginia, unless otherwise mutually agreed. The method of arbitration shall be:

                       (a) The Parties shall agree upon a single arbitrator with knowledge of and experience in the matter of Solid Fuel and the procurement and use of Solid

                           Fuel in electric power plants or the
                           electric utility industry, or, if the
                           Parties cannot agree;

                  (b) Each Party shall designate one arbitrator and the individuals so designated shall jointly select a third arbitrator, or, if this arbitrator selection process fails;

                  (c)      Either Party may request the American
                           Arbitration Association to appoint the
                           arbitrator(s), who shall be a specialist(s) in the matter of solid fuel.

             10.9 Either Party may submit a written statement of its position to the arbitrator(s) and the other Party within thirty (30) Days of appointment. The other Party shall then have no more than twenty (20) Days to provide the arbitrator(s) and the other Party with a written response to such statement. These statements shall be the sole subject of the arbitration, except, however that the matters subject to arbitration shall be limited to:

                  (a)      A determination of a new Base Fuel
                           Compensation Price based on the fair market price(s) which a prudent purchaser would pay for Solid Fuel to be delivered and used during the Month of the Redetermination Date; and/or

                  (b) A determination of appropriate indices to adjust the Base Fuel Compensation Price in the future so as to track the fair market
                                    price(s) in the future for Solid Fuel in such a facility following the
                                    Redetermination Date.

             10.10 In the redetermination of the Base Fuel Compensation Price, the arbitrators shall:

                           (a) Consider a fair market price for Solid Fuel delivered to power generation facilities within Virginia Power's certificated service area during the Month of the Redetermination Date using both price quotes referenced in fuel contracts and prices received on either a contract or spot basis during the twelve
                                    (12) Month period preceding the
                                    Redetermination Date;

                           (b)      Consider prices referenced pursuant to
                                    Section 10.10(a) above only when such prices apply for volumes in excess of 6,000 tons per Month for use in a fully Dispatchable Facility with a generating capacity of no less than 100 MW and located within Virginia Power's service territory;

                           (c) Consider prices specified for Solid Fuel only when such Solid Fuel is of similar quality and characteristics as Solid Fuel used in pulverized coal boilers in Virginia Power's service territory; and

                           (d) Not consider prices specified for solid fuel for which either Party has an economic interest in the determination of the revised Base Fuel Compensation Price or in the consideration of the revised indices.

             10.11 In the redetermination of indices to govern future price adjustments, the arbitrator(s) shall:

                           (a) Consider indices that are similar in operation and intent to the indices specified herein reflecting increases and decreases in average delivered Solid Fuel prices, and which rely on objective, average price data for those fuels;

                           (b) Consider indices that take into account the delivered cost to fully dispatchable Solid Fuel fired electric generating facilities with capacity ratings of at least 100 MW located in Virginia Power's service territory;

                           (c) Consider indices that use data that is verifiable by independent third parties and updated regularly; and

                           (d) Not consider indices that use solid fuel data when such solid fuels are not of similar quality and characteristics as Solid Fuel used in pulverized coal boilers in Virginia Power's service territory.

                  10.12 The decisions of the arbitrator(s) on the matters presented shall be rendered within thirty (30) Days following the submissions, if any, of the Parties. The Base Fuel Compensation Price and/or the associated indices established in accordance with this Article 10 shall be binding on the Parties, and shall be enforced before any court of competent jurisdiction and, upon application to such court, shall be enforced by an appropriate judicial order. If the arbitration is conducted by one arbitrator, the Parties shall bear the expenses of arbitration equally. If the arbitration is conducted by three arbitrators, each Party shall bear the expenses of the arbitrator appointed by itself and the Parties shall bear the expenses of the third arbitrator equally. All other expenses incurred by either Party shall be borne by the Party incurring the expenses.

                  10.13 Following the decision of the arbitrator(s), the Base Fuel Compensation Price, the Base Solid Fuel Index, and the Solid Fuel Index as defined herein shall be replaced in accordance with those decisions, and adjustments to the Fuel Compensation Price shall thereafter be performed as if such decisions had been included in this Agreement. The effective date of changes determined by such redeterminations shall be one week after the completion of such redetermination.

                  10.14 Virginia Power shall also pay Operator, on a per kWh basis, a variable operation and maintenance adjustment. This O&M Price shall be
0.3333 cents/kWh and shall be increased or decreased, as appropriate, on April 1, 1990 and on each April 1 thereafter by the percent change in the Gross National Product Implicit Price Deflator (GNPIPD) for the previous Year as specified by the Bureau of Labor Statistics. Should the index specified herein be discontinued, an index specified by the appropriate government agency as the replacement index, if any, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. In the event thetlerties fail to agree, such matter will be submitted to arbitration under the rules of the American Arbitration Association. If the basis of the calculation of the index specified herein is substantially modified, the index as modified will continue to be used unless another index is substituted by mutual agreement of the Parties. In the event the Parties fail to agree, such matter will be submitted to arbitration under the rules of the American Arbitration Association. A change in the base year reporting basis, minor changes in weighing, and minor changes in benchmarks shall not be construed as substantial modification to the index and the affected values shall be re-established in accordance with the instructions issued by the appropriate government agency.

                  10.15 The Operator shall be paid for Dependable Capacity on a Monthly basis (with payments actually to be made periodically pursuant to the schedule determined pursuant to Section 10.17) as follows:

                           (a) If pursuant to Section 14.3 Virginia Power is required to make payments for Dependable Capacity prior to the Commercial Operations Date, Virginia Power will pay $20.8570/kW per Month multiplied by the Estimated Dependable Capacity specified in Section
                                    11.1 for the Applicable Period.

                           (b) If there is an event of Force Majeure that causes a deferral of the Commercial Operations Date, other than an event of Force Majeure prior to the Commercial Operations Date described in Section 14.3, Virginia Power will not be required to pay for Dependable Capacity prior to the Commercial Operations Date. In such event, however, the applicable $/kW per Month payments for Dependable Capacity shown in
                                    (c), below, shall be those that would have applied if the Commercial Operations Date had occurred on the date it would have occurred but for the Force Majeure event. (Thus, for example, if there had been an 18 Month deferral of the Commercial Operations Date, Operator would be paid the Monthly price shown for Agreement Year 2 for the first six Months following the Commercial Operations Date, then the price shown for Agreement Year 3 for the following twelve Months, and so on.)

                                    Further, the drop in payments shown in (c), below, occurring at the end of Agreement Year 20 shall be deferred for a period of time equal to the deferral of the Commercial Operations Date due to the event of Force Majeure described above (the "Deferral Period") in the following manner:

                                    (i)     for each Month of Agreement Year 21
                                            as is necessary to equal the
                                            Deferral Period, the $/kW per Month
                                            shown in (c) below for Agreement
                                            Year 20, increased by two percent
                                            (2%), shall apply (the "Revised
                                            Agreement Year 21 Payments") rather
                                            than the $/kW per Month shown for
                                            Agreement Year 21;

                                    (ii)    for each Month of Agreement Year 22,
                                            as necessary, together with the
                                            Months from Agreement Year 21, to
                                            equal the Deferral Period, the
                                            Revised Agreement Year 21 Payments,
                                            again increased by two percent (2%),
                                            should apply, rather than the $/kW
                                            per Month shown for Agreement Year
                                            22;

                                    (iii)   in the event Virginia Power has not
                                            exercised its right to terminate
                                            this Agreement for a Force Majeure
                                            delay of the Commercial Operations
                                            Date that extended for more than 18
                                            months, the same procedure shall be
                                            followed to calculate the applicable
                                            $/kW per Month for subsequent
                                            Agreement Years
                                            until an amount of time equal to the
                                            Deferral Period has passed; and

                                    (iv)    thereafter, the applicable $/kW per
                                            Month shall revert to those shown in
                                            (c) below, as originally stated
                                            (such that, for example, if there
                                            had been a ten Month Force Majeure
                                            deferral and a ten Month payment
                                            adjustment pursuant to (i), above,
                                            the $/kW per Month for Agreement
                                            Year 21 would then apply for two
                                            Months and then the price shown in
                                            Agreement Year 22 would apply for
                                            the successive twelve Months, and so
                                            on.)

                           (c) Subject to Section 10.15(6), commencing with the Commercial Operations Date and continuing for twenty-five (25) Agreement Years from the Commercial Operations Date, Virginia Power will pay the Capacity Purchase Price specified below multiplied by the Dependable Capacity during the relevant Month. The equivalent hourly Capacity Purchase Price used in this Section 10.15 and in Article 18 is also specified below.

     AGREEMENT YEAR            $/kW per month            $/kWh
     --------------            --------------            -----
           1                       20.8570              0.02857
           2                       21.3836              0.02929
           3                       21.9236              0.03003

           4                      22.4771              0.03079

           5                      23.0447              0.03157

           6                      23.6266              0.03237

           7                      24.2231              0.03318

           8                      24.8348              0.03402

           9                      25.4619              0.03488

          10                      26.1048              0.03576

          11                      26.7639              0.03666

          12                      27.4397              0.03759

          13                      28.1326              0.03854

          14                      28.8429              0.03951

          15                      29.5712              0.04051

          16                      30.3179              0.04153

          17                      31.0834              0.04258

          18                      31.8682              0.04366

          19                      32.6729              0.04476

          20                      33.4979              0.04589

          21                      18.6680              0.02557

          22                      19.0150              0.02605

          23                      19.3750              0.02654

          24                      19.7500              0.02705

          25                      20.1400              0.02759

          26                      20.5428              0.02814

          27                      20.9537              0.02871

          28                      21.3728              0.02928

          29                      21.8003              0.02986

          30                      22.2363              0.03046

          31                      22.6810              0.03107

          32                      23.1346              0.03169

                           (d) For each hour (rounded to the nearest hour) where Operator fails, after two (2) oral notifications from Virginia Power (second notification to be provided not less than fifteen (15) minutes from first notification), to operate within plus/equal to 5% of the Dispatch level specified by Virginia Power, pursuant to Section 7.5 and 7.6, then, the deviation (measured in kWh) shall be applied as follows:

                                    (1)     Each Agreement Year shall have a
                                            "Non-Reduction Amount" equal to the
                                            product of (i) 610 hours per kW
                                            (plus an additional 710 hours per kW
                                            in Agreement Year 1), times (ii) the
                                            average of the Dependable Capacity
                                            in the previous Agreement Year (or
                                            the Estimated Dependable Capacity in
                                            Agtleement Year 1). The Hourly
                                            Capacity Payment Reduction Table
                                            shown in Section 10.15(d)(2) shall
                                            not apply to the Non-Reduction
                                            Amount kWh.

                                    (2)     After Operator has utilized the
                                            Non-Reduction Amount kWh in an
                                            Agreement Year, as the Non-Reduction
                                            Amount kWh may be increased by
                                            Operator, from time to time,
                                            according to the provisions of
                                            Section 10.15(d)(3), Virginia Power
                                            may reduce,
                                            according to the Hourly Capacity
                                            Payment Reduction Table shown below,
                                            the payments made to the Operator
                                            for Dependable Capacity. The
                                            reductions are disproportionately
                                            higher than the actual difference in
                                            kWh. Such reductions shall be
                                            calculated in accordance with the
                                            following formula where; A =
                                            Dependable Capacity; B = Dispatch
                                            level during the period subject to
                                            reduction; C = Net Electrical Output
                                            during the period subject to
                                            reduction; D = the number of hours
                                            subject to reduction; E = the
                                            appropriate Penalty Reduction Factor
                                            from the Hourly Capacity Payment
                                            Reduction Table; F = kWh of the
                                            subject Capacity Payment reduction;
                                            G = Hourly Capacity Purchase Price
                                            in Section 10.15(c):

                                            [|1 - (C / B)| + E] x D x A = F
                                            Note, the expression |1 - (C / B)|
                                            is the Dispatch Deviation, which is
                                            a mathematical absolute value.

                                            F x G = Amount that Operator's
                                            Capacity Payment is reduced

                                            The following example is provided to
                                            illustrate the aforementioned
                                            calculation.  The example has these
                                            assumptions:

                                            A - Dependable Capacity = 200,000 kW

                                            B - Dispatch Level = 100,000 kW

                                            C - Net Electrical Output = 85,000
                                            kW

                                            The 7 hour time period in this
                                            example is in July of Agreement Year
                                            1 between 6:00 PM and 1:00 AM the
                                            following day; therefore,

                                            D - number of hours subject to
                                            reduction = 4 On-Peak Hours and 3
                                            Off-Peak Hours
                                            E - appropriate Penalty Reduction
                                            Factor = 0.07 for On-Peak Hours and
                                            0.04 for Off-Peak Hours
                                            F - MWH subject Capacity Payment
                                            reduction = determined by
                                            calculation
                                            G - Hourly Capacity Purchase Price =
                                            $0.02857/kWh

                                            Reduction for On-Peak Hours
                                            [|1 - (C / B)| + E] x D x A =
                                            F [|1 - (85000 / 100000)| + .07] x
                                            4 x 200000 = 176000

                                            F x G = Amount that Operator's
                                            Capacity Payment is reduced 176000 x
                                            $0.02857 = $5,028.32 (On-Peak Hours
                                            reduction)

                                            Reduction for Off-Peak Hours [|1 -
                                            (C / B)| + E] x D x A =
                                            F [|1 - (85000 / 100000)| + .04] x
                                            3 x 200000 = 114000

                                            F x G = Amount that Operator's
                                            Capacity Payment is reduced 114000 x
                                            $0.02857 = $3,256.98 (Off-Peak Hours
                                            reduction)

                                            Total Reduction to payments for
                                            Dependable Capacity $5,028.32 +
                                            $3,256.98 = $8,285.30

                     HOURLY CAPACITY PAYMENT REDUCTION TABLE


                              Demonstration Period

Hourly Payment Reduction
On-Peak Hour                                 Off-Peak Hour
--------------------------------------------------------------------------------
Dispatch Deviation + 0.07*                   Dispatch Deviation + 0.04*

                            Non-Demonstration Period

Hourly Payment Reduction
On-Peak Hour                                 Off-Peak Hour
--------------------------------------------------------------------------------
Dispatch Deviation + 0.03*                   Dispatch Deviation + 0.01*

* Penalty Reduction Factor

                           (3)      There shall be a tracking account,
                                    denominated "the Availability Bank," so that Operator may use unutilized Non-Reduction Amount kWh ("Credits") in some Agreement Years to increase the Non-Reduction Amount in subsequent Agreement Years; provided, however, that (i) Credits which were recorded more than five (5) Agreement Years preceding the current Agreement Year will expire and may not be used; (ii) Credits will be applied on a first-in, first-out basis; and (iii) such Credits used to increase the Non-Reduction Amount in a single Agreement Year shall never exceed the product of 610 hours per kW times the average of the Dependable Capacity in the previous Agreement Year. With the consent of Virginia Power, which shall not be unreasonably withheld, Operator may convert Credits on a one-for-one basis to increase Scheduled Outage hours above the levels specified in Section 7.2, subject to the notice and scheduling provisions of that section. Once Credits are thus converted, they shall be deducted from the Availability Bank. In no event will Virginia Power be required to make any cash payment for any Credits or positive balance in the Availability Bank.

                           (e) To the extent that the Initial Dependable Capacity for the first Summer Period as determined by testing pursuant to Section
                                    11.6 is set below the Estimated Dependable
                                    Capacity for the Summer Period as specified in Section 11.1, Operator shall pay to Virginia Power within thirty (30) Days of the test $18.00 per Kw for the difference as liquidated damages for the detrimental impact upon Virginia Power's generation planning.

                           (f) To the extent that the Initial Dependable Capacity for the first Winter Period as determined by testing pursuant to Section
                                    11.6 is set below the Estimated Dependable
                                    Capacity for the Winter Period as specified in Section 11.1, Operator shall pay to Virginia Power within thirty (30) Days of the test $18.00 per Kw for the difference as liquidated damages for the detrimental impact upon Virginia Power's generation planning.

                           (g) If, as a result of any Summer Demonstration Period or Winter Demonstration Period testing done pursuant to Article 11, the Facility's Dependable Capacity is set at a level less than the lower of (A) 90% of the Initial Dependable Capacity established in the first Summer Period (if for a Summer Period) or first Winter Period (if for a Winter Period) or (B) the Dependable Capacity set in the immediately preceding Summer Period (if for a Summer Period) or immediately preceding Winter Period (if for a Winter Period), then Operator shall, in addition to any other liabilities due hereunder, pay to Virginia Power, within thirty (30) Days of such testing, an amount equal to $40.00 per kW of such deficit (in 1989 dollars, escalated by the percentage change in the Gross National Product Implicit Price Deflator beginning on April 1, 1990 and on each April 1 thereafter), as liquidated damages for the detrimental impact of such lower Dependable Capacity on Virginia Power's generation planning.


                  10.16 Operator shall pay Virginia Power an amount reflecting all reasonable costs incurred by Virginia Power for meter reading and billing. The monthly meter reading and billing charge per meter shall equal the basic customer charge in the Rate Schedule under which the Operator lerchases electricity from Virginia Power in effect at the time the meter is read.

                  10.17 Meters shall be read, and bills rendered, according to the meter reading and billing schedule established by Virginia Power. Such Schedule normally results in twelve (12) readings per year. Payment for the energy, or energy and Dependable Capacity, delivered to Virginia Power, during the billing period shall be made within twenty-eight (28) Days of the meter reading date. Interest at the Interest Rate shall accrue on the outstanding payments due Operator commencing on the twenty-ninth (29) Day after the meter reading date. However, any amounts due Virginia Power, including amounts arising from cases where Operator, at the same site, sells to and purchases from Virginia Power, or other amounts due Virginia Power arising out of this Agreement, may (at Virginia Power's sole discretion) be offset against the amounts due to Operator. In such event, the net result shall be paid to the appropriate Party within twenty-eight (28) days of the meter reading date. Operator agrees that its purchase of electricity from Virginia Power will be on a rate schedule approved by the SCC and such schedule may change from time to time and the terms and conditions of such changed schedule will supersede any provisions herein that are in conflict.
Payment to Virginia Power shall be made by check to the following address:

                                    Virginia Power
                                    P.O. Box 26019
                                    Richmond, Virginia 23260-6019

Payment to Operator shall be made by check to the following address:



                                    SEI Birchwood, Inc.
                                    100 Ashford Center North, Ste. 400
                                    Atlanta, GA 30338

Either Party may, by written notice to the other, change the address to which such payments are to be sent.

                  10.18 The Parties agree that Virginia Power will be substantially damaged in amounts that will be difficult or impossible to determine if the Facility:

                           (a) Is not in-service by the Anticipated Commercial Operations Date.

                           (b) Is not capable of achieving the original Estimated Dependable Capacity set forth in
                                    Section 11.1.

                           (c) Cannot maintain Dependable Capacity of at least ninety (90) percent of the Initial Dependable Capacity level established by testing as determined pursuant to Section 11.6.

                  Therefore, to the limited extent set forth in this Agreement, the Parties have agreed on sums which the Parties agree are reasonable as liquidated damages for such occurrences. It is further understood and agreed that the payment of the liquidated damages is in lieu of any and all damages for such occurrences which would otherwise be owing to Virginia Power. Operator hereby waives any defense as to the validity of any liquidated damages stated in this Agreement as they may appear on the grounds that such liquidated damages are void as penalties .

                    ARTICLE 11: TESTING AND CAPACITY RATINGS

                  11.1 Operator's Estimated Dependable Capacity is 198 MW for the Summer Period and 202 MW for the Winter Period.

                  11.2 The Dependable Capacity level for which the Operator will be paid the Capacity Purchase Price shall be determined for each Summer and Winter Period by testing as set forth in this Article 11.

                  11.3 When the Facility is ready to establish the Commercial Operations Date, the Operator shall notify Virginia Power that it is ready to attempt a Commercial Operations Test of the Dependable Capacity of the Facility and such Test shall be initiated and monitored by Virginia Power within fourteen (14) days of Virginia Power's receipt of such notification.

                  11.4 If Operator is not satisfied with the results of the attempted Commercial Operations Test, Operator may request additional tests to establish the Commercial Operations Date with at least three (3) Business Days notice provided to Virginia Power between tests, but Operator will not be paid for capacity for the time period(s) between tests to establish the Commercial Operations Date.

                  11.5 When the Operator is satisfied with a test to establish the Commercial Operations Date, the Operator shall provide written notice to Virginia Power that it has designated such test as the Commercial Operations Test and shall set the Initial Dependable Capacity for the appropriate Summer or Winter Period at any level up to the tested level but such level shall not exceed one-hundred ten (110)% of the Estimated Dependable Capacity level for the appropriate Summer Demonstration Period or Winter Demonstration Period.

                  11.6 In addition to the Commercial Operations Test, Initial Dependable Capacity for the Summer Demonstration Period and Winter Demonstration Period shall be determined by testing as follows:

                       a) The Commercial Operations Test shall constitute the Initial Dependable Capacity for the appropriate Summer Demonstration Period or Winter

                                Demonstration Period in which such Test
                                occurs.

                       b) Within the first 14 Days of the Summer Demonstration Period or Winter Demonstration Period that follows the Summer Demonstration Period or Winter Demonstration Period in which the Commercial Operations Date occurred, Operator shall perform a test of the Initial Dependable Capacity for such Period. The Operator may request a maximum of two (2) tests during such 14 Day period.

                  11.7 After the Initial Dependable Capacity level has been established for both the Summer Demonstration Period or Winter Demonstration Period pursuant to testing in accordance with Section 11.6, Operator may request additional test(s) for Dependable Capacity rating each Summer Demonstration Period and Winter Demonstration Period throughout the Term of this Agreement and such test(s) will be performed and monitored within the first fourteen (14) days of each Summer Demonstration Period and Winter Demonstration Period. The Operator may request a maximum of two (2) tests within the fourteen (14) Day period for each Summer Demonstration Period or Winter Demonstration Period.

                  11.8 Upon completion of such Summer Demonstration Period or Winter Demonstration Period test(s), Operator shall notify Virginia Power to reset the Dependable Capacity level at any level up to the tested level but not to exceed one-hundred ten percent

(110%) of the Estimated Dependable Capacity level specified in Section 11.1, and payment for Dependable Capacity shall be adjusted accordingly effective the day after such testing is complete.

                  11.9 In addition to Operator requested tests, Virginia Power may require tests of the Dependable Capacity throughout the Term of this Agreement as follows:

                           (a) Once per Demonstration Period at Virginia Power's sole discretion, except (i) during a Scheduled Outage period, (ii) during a Forced Outage period of which Virginia Power has been notified or (iii) during any outage which is due to a Force Majeure event and

                           (b)      At any time Operator fails two (2)
                                    consecutive times to operate within
                                    plus/equal to 5% of the operating level
                                    prescribed by Virginia Power, pursuant to
                                    Section 7.6.

For tests pursuant to Section 11.9(a), Operator may, at its sole discretion, request one additional test within seven (7) Days of the Virginia Power required test if Operator is not satisfied with the results of the Virginia Power required test. Upon completion of such test, Operator shall set the Dependable Capacity at any level up tlethe tested capacity, except that the Operator may not set the Dependable Capacity at any level in excess of one hundred and ten percent (110%) of the Estimated Dependable Capacity as specified in Section
11.1. Payments for Dependable Capacity shall be adjusted accordingly, effective the day after any such testing is performed pursuant to this Section 11.9.

                  11.10 Testing of the Dependable Capacity shall be in accordance with procedures established by Virginia Power in accordance with Prudent Utility Practices. Any test during the Summer Demonstration Period Demonstration Period shall be a twelve (12) hour test at maximum output and during the Winter Demonstration Period Demonstration Period shall be a six (6) hour test at maximum output. Any test that is affected by a Forced Outage will not count as a test made pursuant to Section 11.7 or 11.9. Subject to the provisions of this Agreement, at the end of any test, Operator may set the Dependable Capacity at any level up to the average of the hourly Net Electrical Output during the period of the test.

                              ARTICLE 12: INSURANCE

                  12.1 Operator shall obtain and maintain the following policies of insurance, provided that amounts of coverage listed below shall be adjusted every five (5) years to reflect changes in the Gross National Product Implicit Price Deflator beginning on April 1, 1995:

                       (a) During the Term of this Agreement, Worker's Compensation insurance which complies with the laws of the Commonwealth of Virginia, or any other applicable jurisdiction and Employers' Liability Insurance with limits of at least $1,000,000;

               (b)      During the Term of this Agreement,
                        Comprehensive or Commercial General
                        Liability insurance with bodily injury and property damage combined single limits of at least $5,000,000 per occurrence. Such insurance shall include, but not necessarily be limited to, specific coverage for contractual liability encompassing the indemnification provisions in Article 13 (to the extent commercially available), broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and indemnity liability;

               (c)      During the Term of this Agreement,
                        Comprehensive Automobile Liability insurance with bodily injury and property damage combined single limits of at least
                        $5,000,000 per occurrence covering vehicles owned, hired or non-owned;

               (d) During the Term of this Agreement, Excess Umbrella Liability Insurance with a single limit of at least $5,000,000 per occurrence in excess of the limits of insurance provided in subparagraphs (a), (b), and (c) above; and

                       (e) Through the Commercial Operations Date, Builders' Risk Insurance on an "all risk" basis on a completed value form with "extended coverage" and "soft expense coverage" on an "agreed amount" basis.

                  12.2 The amounts of insurance required in Section 12.1 above may be satisfied by the Operator purchasing primary coverage in the amounts specified or by buying a separate excess Umbrella Liability policy together with lower limit primary underlying coverage. Operator may elect to self-insure the coverage required under the Agreement only if such self-insurance is guaranteed by Southern Electric International Inc. The structure of the coverage is the Operator's option, so long as the total amount of insurance meets Virginia Power's requirements.

                  12.3 The coverage requested in Section 12.1 above and any Umbrella or Excess coverage should be "occurrence" form policies to the extent available at commercially reasonable terms and reasonable rates. In the event Operator has "claims-made" form coverage, Operator must obtain prior approval of all "claims-made" policies from Virginia Power which approval shall not be unreasonably withheld.

                  12.4 Operator shall cause its insurers to amend its Comprehensive or Commercial General Liability and, if applicable, Umbrella or Excess Liability policies with endorsement items substantially in the form of items (a) through (e); and to amend Operator's Workers' Compensation and Auto Liability policies with endorsement item (e):

                           (a) Virginia Power, its directors, officers, and employees are additional Insureds under this Policy as to liability arising from the operations of Operator;

                           (b) This insurance is primary with respect to the interest of Virginia Power, its directors, officers, and employees and any other insurance maintained by them is excess and not contributory with this insurance;

                           (c) The following Cross Liability clause is made a part of the policy: "In the event of claims being made by reason of (i) personal and/or bodily injuries suffered by any employee or employees of one insured hereunder for which another insured hereunder is or may be liable, or (ii) damage to property belonging to any insured hereunder for which another insured is or may be liable, then this policy shall cover such insured against whom a claim is made or may be made in the same manner as if separate policies have been issued to each insured hereunder, except with respect to the limits of insurance";

                           (d)      Insurer hereby waives all rights of
                                    subrogation against Virginia Power, its
                                    officers, directors and employees; and

                           (e) Notwithstanding any provision of the policy, this policy may not be canceled, non-renewed, or materially changed by the insurer without giving thirty (30) Days prior written notice to Virginia Power; provided, however, that such notice may be ten (10) days in the event of nonpayment of premiums. All other terms and conditions of the policy remain unchanged.

                  12.5 Operator shall cause its insurers or agents to provide Virginia Power with certificates of insurance (or in the case of self-insurance, with an officer's certificate) evidencing the policies and endorsements or coverage listed above. Failure of Virginia Power to obtain certificates of insurance does not relieve Operator of the insurance requirements set forth herein. Failure to obtain the insurance coverage required by this Article 12 shall in no way relieve or limit Operator's obligations and liabilities under other provisions of this Agreement.

               ARTICLE 13: LIABILITY, NONCOMPLIANCE AND GUARANTEES

                  13.1 In addition to the other indemnities provided for in this Agreement, Operator and Virginia Power agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities, expenses, damages and costs (including reasonable attorneys' fees and disbursements) for personal injury, bodily injury, or death to persons and damage to each other's property or facilities or the property of any other person, entity, or corporation to the extent arising out of, resulting from or caused by their negligence, gross negligence, reckless, willful or intentional acts, or omissions in connection with this Agreement.

         13.2 (1) In the event any claim, action, suit or proceeding is made or brought by any third party against a Party indemnified under this Agreement, with respect to which an indemnifying Party may have liability under this
Section 13.2, the indemnifying Party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying Party, to assume the defense, with independent counsel reasonabllesatisfactory to such indemnified Party, provided that in assuming the defense of any such third party claim, action, suit or proceeding, the indemnifying Party acknowledges in writing to the indemnified Party that the indemnifying Party shall thereafter be liable for any fines, penalties, losses, liabilities, damages, claims, costs and expenses, and to the extent herein provided any legal or other expenses (including reasonable attorneys' fees and disbursements) with respect to such claim, action, suit or proceeding.

              (2) If the indemnifying Party elects to assume the defense of any such third-party claim, the indemnifying Party may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnifying Party may determine. After notice from the indemnifying Party to such indemnified Party of its election so to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified Party for any legal or other expenses incurred after the date of receipt of such notice by the indemnified Party, other than reasonable costs of investigation subsequently incurred by such indemnified Party in connection with the defense thereof. The indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified Party, when and as incurred, unless (i) the employment of counsel by such indemnified Party has been authorized in writing by the indemnifying Party, (ii) the indemnified Party shall have reasonably concluded that there may be a conflict of interest between the indemnifying Party and the indemnified Party in the conduct of the defense of such action, (iii) the indemnifying Party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified Party to assume the defense of such action and shall have been so notified by the indemnified Party, or (iv) the indemnified Party shall have reasonably concluded and specifically notified the indemnifying Party either that there may be specific defenses available to it which are different from or additional to those available to the indemnifying Party or that such claim, action, suit or proceeding involves or could have a material adverse effect upon it beyond the scope of this Agreement. If clause
(ii), (iii) or (iv) of the preceding sentence shall be applicable, then counsel for the indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified Party and the reasonable fees and disbursements of such counsel shall constitute legal or other expenses hereunder.

                  (3) If the indemnifying Party does not elect to assume the defense of any such claim, the indemnified Party may engage independent counsel selected by the indemnified Party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnified Party may determine. The fees and disbursements of such counsel shall constitute legal or other expenses hereunder.

                  (4) The indemnified Party and the indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

                  13.3 Within sixty (60) Days after the effective date of this Agreement, Operator shall provide to Virginia Power security in the form of an irrevocable letter of credit, or a surety bond containing features reasonably similar to a letter of credit, either of which must be issued by an institution reasonably acceptable to Virginia Power in form and substance reasonably acceptable to Virginia Power in an amount equal to $7,272,000 ($36.00 per kW for the Estimated Dependable Capacity for the Winter Demonstration Period Period specified in Section 11.1). The letter of credit or surety bond shall provide for draws by Virginia Power on a monthly basis and must permit presentation at a bank located in Richmond, Virginia for immediately available funds. The letter of credit or surety bond provided pursuant to this Section will terminate, or in the case of a surety bond may be cancelled by Operator, on the later of the Commercial Operations Date or the issuance of the security pursuant to 13.5.

         13.4 If the Commercial Operations Date has not occurred on or before the Anticipated Commercial Operations Date, then commencing the Day after the Anticipated Commercial Operations Date and continuing each Day for three hundred and sixty (360) Days or until the Commercial Operations Date, Virginia Power shall be entitled to draw upon the letter of credit provided in Section
13.3 above at a rate of $3.00 per kW per month of Estimated Dependable Capacity of such security as liquidated damages for the detrimental impact of such delayed availability of Dependable Capacity on Virginia Power's generation planning; provided, however, that Virginia Power may not draw on such security if the Commercial Operations Date occurs within 15 Days after the Anticipated Commercial Operations Date; but provided, further, that if the Commercial Operations Date has not occurred on or after the sixteenth Day after the Anticipated Commercial Operations Date, Virginia Power will be entitled to draw upon such letter of credit for the period commencing on the Anticipated Commercial Operations Date.

         13.5 Commencing with the Commercial Operations Date, Operator shall provide and maintain, at Operator's sole expense, security as described in
Section 13.6, in an amount equal to $7,272,000 ($36.00 per kW for the Estimated Dependable Capacity for the Winter Demonstration Period Period pursuant to
Section 11.1). Such security shall be maintained throughout the Term of this Agreement and may be used to offset any amounts Operator may owe Virginia Power.

         13.6 Security provided pursuant to Section 13.5 above shall consist of an irrevocable direct pay letter of credit, or a surety bond containing features reasonably similar to a letter of credit, either of which must be issued by an institution reasonably acceptable to Virginia Power, in form and substance acceptable to Virginia Power, shall provide for draws by Virginia Power on a monthly basis and must permit presentation at a bank located in Richmond, Virginia for immediately available funds; provided, however, that in lieu of such letter of credit or surety bond, upon the prior approval of Virginia Power (which approval shall be in Virginia Power's sole discretion), Operator may provide one of the following:


              (a) Power plant performance insurance (if available on commercially reasonable terms) provided in a form and by an insurer acceptable to Virginia Power; or

              (b) A corporate guarantee issued by Southern Electric International, Inc.

         13.7 Virginia Power shall have an exclusive right of first refusal to purchase or lease any Transfer Interest (as hereinafter defined) on the terms and conditions set forth as follows; provided, however, (i) if Operator arranges for a single steam buyer, Operator may grant such steam buyer a right of first refusal to purchase any Transfer Interest, which right shall be prior to Virginia Power's right of first refusal, or (ii) if Operator arranges for two or more steam buyers, Operator may grant such steam buyers a right of first refusal to purchase any Transfer Interest, which right shall be prior to Virginia Power's right of first refusal, only upon the prior written consent of Virginia Power, which may be withheld in Virginia Power's sole absolute discretion. Any such right of first refusal granted to the steam buyer under Section 13.7 shall require the stele buyer to continue operating the Facility in accordance with the provisions of this
Agreement:

                           (a) "Transfer Interest" shall include the right, title or interest in the Facility, or any part thereof, held by Operator.

                           (b) If the steam buyer has been granted a right of first refusal as set forth above, the Operator shall offer the Transfer Interest to the steam buyer in accordance with the terms of the steam buyer's right of first refusal. If the steam buyer waives its right with respect to the Transfer Interest or the steam buyer does not have a right of first refusal, then if Operator ever desires (i) to dispose of such Transfer Interest (other than non-material transfers in the ordinary course of business) or (ii) if Operator receives a bona fide offer to purchase or lease a Transfer

                                    Interest, which offer Operator is prepared to accept, Operator shall give notice thereof in writing to Virginia Power (the "Notice"). The Notice shall (iii) specify the terms under which Operator is prepared to dispose of the Transfer Interest, including the purchase price of the Transfer Interest or (iv) include a copy of the acceptable offer received, as the case may be.

                           (c) For a period of ninety (90) Days after receipt by Virginia Power of the Notice, Virginia Power shall have the right to exercise its right of first refusal with respect to the Transfer Interest by giving written notice thereof to Operator.

                           (d) If Virginia Power elects not to exercise its right of first refusal pursuant to the foregoing provisions, or if the 90 Day period in Subsection 13.7(c) above expires, then for a period of one year thereafter, Operator shall be free to transfer such Transfer Interest at a price no lower and on terms not more favorable to the purchaser than those offered in the Notice. If the Transfer Interest is not fully consummated within one year of the earlier of the date Virginia Power elected not to acquire the Transfer Interest or the expiration of the 90 Day period in Section 13.7(c) above, Operator agrees that

                                    Virginia Power's right of first refusal to purchase or lease the Facility, or any part thereof, shall continue on the terms and conditions set forth herein. Operator shall insure that by the terms of such transfer, the transferee shall agree that Virginia Power's right of first refusal to purchase or lease the Facility or any part thereof shall continue on the terms and conditions contained herein with respect to any transfer by such transferee.

                               (e) If Virginia Power elects to exercise its right of first refusal with respect to the Transfer Interest, Virginia Power will use its best efforts to fully consummate its acquisition of the Transfer Interest within 150 Days after Virginia Power notifies Operator that it intends to exercise its right of first refusal.



                               (f)  (i)     Prior to Initial Synchronization,

                                            (x)      except as set forth
                                                     hereafter, Operator may
                                                     sell or issue, and any
                                                     holder of any equity
                                                     interest may sell, an
                                                     equity interest in Operator
                                                     to any person or entity,
                                                     and Virginia Power shall
                                                     have no right of first
                                                     refusal or consent so long
                                                     as upon the consummation of
                                                     such sale or issuance, SEI
                                                     Birchwood, Inc. would not
                                                     hold less than a fifty
                                                     percent (50%) equity
                                                     interest in the Operator,
                                                     and

                                            (y)      with respect to the sale or
                                                     issuance of any general
                                                     partnership interest,
                                                     Virginia Power shall have
                                                     the right to determine in
                                                     its reasonable judgment,
                                                     exercised in good faith,
                                                     whether the proposed
                                                     general partner will have
                                                     the financial capability
                                                     and requisite business
                                                     expertise to function as
                                                     general partner of the
                                                     Operator.  If Virginia
                                                     Power shall not advise the
                                                     Operator of its
                                                     determination within ten
                                                     Days of its receipt of a
                                                     notice advising it of the
                                                     proposed general partner,
                                                     Virginia Power shall be
                                                     deemed to have consented to
                                                     such general partner.

                                    (ii)             From and after Initial
                                                     Synchronization,
                                            (w)      Operator may sell or issue
                                                     limited partnership
                                                     interests to any person or
                                                     entity, and Virginia Power
                                                     shall have no right of
                                                     first refusal or consent
                                                     with respect to any such
                                                     sale or issuance so long as
                                                     upon the consummation of
                                                     such sale or issuance, no
                                                     holder of any equity
                                                     interest in the Operator
                                                     would hold a
                                                     greater equity interest
                                                     than SEI Birchwood, Inc.;

                                            (x)      any holder of a limited
                                                     partnership interest may
                                                     transfer such interest to
                                                     any other person or entity
                                                     and Virginia Power shall
                                                     have no right of first
                                                     refusal or consent so long
                                                     as upon the consummation of
                                                     such sale or issuance, no
                                                     holder of any equity
                                                     interest in the Operator
                                                     would hold a greater equity
                                                     interest than SEI
                                                     Birchwood, Inc.; and

                                            (y)      any holder of a general
                                                     partnership interest may
                                                     sell such interest to any
                                                     person, subject to Virginia
                                                     Power's right of first
                                                     refusal; provided, however,
                                                     Virginia Power shall not
                                                     have such a right of first
                                                     refusal if the Facility
                                                     would lose its QF status
                                                     under PURPA or if any
                                                     holder of any equity
                                                     interest in the Facility
                                                     would become subject to
                                                     regulation under the
                                                     Public Utility Holding
                                                     Company Act of 1935 as a
                                                     result of its interest in
                                                     the Facility; provided,
                                                     further, if Virginia Power
                                                     is not able to exercise its
                                                     right of first refusal
                                                     because of the terms of the
                                                     preceding proviso, it shall
                                                     have the right to determine
                                                     in its reasonable
                                                     judgment, exercised in good
                                                     faith, whether the proposed
                                                     general partner has the
                                                     financial capability and
                                                     requisite business
                                                     expertise to function as
                                                     general partner of the
                                                     Operator and if Virginia
                                                     Power so determines that
                                                     the proposed general
                                                     partner does not have such
                                                     expertise, then the sale
                                                     shall not occur; and

                                            (z)      if Virginia Power shall
                                                     acquire a right to exercise
                                                     its right of first refusal
                                                     pursuant to Section
                                                     13.7(f)(ii), 13.7(w),
                                                     13.7(x) or 13.7(y),
                                                     Virginia Power shall
                                                     exercise such right of
                                                     first refusal in accordance
                                                     with the procedures set
                                                     forth in Sections 13.7(c)
                                                     through (e) (it being
                                                     agreed that for the
                                                     purposes of this Section
                                                     13.7(ii)(z), the term
                                                     "Transfer Interest" used in
                                                     13.7(c) through (e) shall
                                                     refer to the equity
                                                     interest being
                                                     transferred).

                           (g) Any sale of any Transfer Interest shall not extinguish Virginia Power's right of first refusal with respect to any portion of the Facility or the Operator, as the case may be, not transferred pursuant to such sale. Any lease of any Transfer Interest shall not extinguish Virginia Power's right of first refusal with respect to any extensions of such lease or with respect to any other leases, sales or other dispositions of any Transfer Interest. Operator agrees that it will ensure that the terms of any transfer (other than a transfer to Virginia Power) of all or a portion of its interest in the Facility provides for the continued operation of the Facility in accordance with and under the terms of this Agreement. Any transfer (other than a transfer to Virginia Power) which results in a transfer of management control over the operation of the Facility shall require the transferee's acceptance of an assignment of the transferor's obligations under this Agreement with respect to the operation of the Facility pursuant to Section 17.1 of this Agreement. Operator will not consolidate with or be a Party to a merger with any other corporation; provided, however, that:

                                    (1)     Any wholly owned subsidiary of
                                            Operatolemay merge, consolidate or
                                            exchange shares with or into
                                            Operator so long as, in any such
                                            merger or consolidation, Operator
                                            shall be the surviving or continuing
                                            corporation;

                                    (2)     Operator may consolidate or merge
                                            with any other corporation if (i)
                                            the successor formed by or resulting
                                            from such consolidation or merger
                                            shall be a solvent corporation
                                            organized under the laws of the
                                            United States of America or a state
                                            thereof or the District of Columbia,
                                            (ii) after giving effect to such
                                            merger or consolidation, no default
                                            under this Agreement shall exist,
                                            (iii) such successor or transferee
                                            corporation shall expressly assume
                                            in writing the due and punctual
                                            performance and observance of all
                                            the terms, covenants, agreements and
                                            conditions of this Agreement and
                                            shall furnish Virginia Power an
                                            opinion of independent counsel to
                                            the surviving corporation to the
                                            effect that each of the corporations
                                            participating in such consolidation
                                            or merger or transfer of assets was,
                                            at the time thereof, duly created,
                                            validly existing, in good standing
                                            and otherwise in compliance with the
                                            applicable provisions of the
                                            corporation laws of its respective
                                            state of incorporation, that the
                                            surviving corporation is duly
                                            incorporated, validly existing and
                                            in good standing, that the
                                            surviving corporation has all
                                            requisite power and authority to
                                            assume and perform this Agreement,
                                            that such assumption and performance
                                            have been duly authorized by all
                                            necessary corporate action on the
                                            part of the surviving corporation
                                            and that compliance by the surviving
                                            corporation with the terms of this
                                            Agreement will not conflict with, or
                                            result in any breach of any of the
                                            provisions of, or constitute a
                                            default under, any agreement to
                                            which it is a party, or result in
                                            the creation or imposition of a lien
                                            upon the property of the surviving
                                            corporation.

                           (h) Notwithstanding the foregoing provisions of this Section 13.7, Virginia Power agrees that its right of first refusal as set forth in this Agreement shall not apply to any grant by Operator of any lien or security interest in any Transfer Interest to any of the Lenders.

                           (i) In the event that pursuant to Section 13.7(ii) above, Virginia Power refuses to consent to Operator's granting of a right of first refusal to multiple steam buyers and Virginia Power exercises its right to first refusal under this Section, Virginia Power agrees to assume Operator's obligations to such steam buyers in proportion to the Transfer Interest Virginia Power obtains pursuant to its exercise of that right.

                           (j) The Operator covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of Virginia Power, any and all agreements, instruments, papers, deeds or acts supplemental, confirmatory or otherwise, as may be reasonably necessary for the purpose of or in connection with Virginia Power's right of first refusal established hereby.

                  13.8 Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other Party for indirect, incidental or consequential damages (including, without limitation, replacement capacity or energy) under, arising out of, due to or in connection with such Party's performance or nonperformance of this Agreement or any of its obligations herein, whether based on contract, tort (including without limitation negligence), strict liability, warranty or otherwise. Operator and Virginia Power agree that liquidated damages represent an approximation of actual damages and are not consequential damages.

                            ARTICLE 14: FORCE MAJEURE

                  14.1 Notwithstanding any other provision of this Agreement, including without limitation Section 5.3, neither Party shall be responsible or liable for or deemed in breach or default hereof because of any delay in the performance of, or inability to perform, its respective obligations hereunder due solely to circumstances beyond the reasonable control of the Party experiencing such delay, or inability to perform, including, but not limited to, acts of God; unusually severe weather conditions; strikes or other labor difficulties; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses, permits and approvals; Change of Law; failure or faulty design of major equipment which could not reasonably be detected through Standard Quality Assurance/Quality Control procedures; accident; or fire (such causes hereinafter called "Force Majeure"); provided that:

                           (a) The non-performing Party gives the other Party, within seventy-two (72) hours of the non-performing Party becoming aware of the occurrence, written notice describing the particulars of the occurrence;

                           (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

                           (c) The non-performing Party uses its best efforts to remedy its inability to perform;

                           (d) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect;

                           (e) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance or for any breach or default of this Agreement; and

                           (f) The Force Majeure was not attributed to normal wear and tear of power generation materials and equipment.

                  14.2 The term Force Majeure does not include (i) governmental action that affects the cost of Operator's supply of fuel or any alternate supplies of fuel or the demand for Operator's products or, (ii) changes in market conditions that affect the cost or availability of Operator's supply of fuel or any alternate supplies of fuel or the demand for Operator's products. In addition, Force Majeure when applied to Operator does not include unavailability of equipment, inability to obtain or renew permits, labor strikes or slowdowns of Operator's employees specifically following the Commercial Operations Date, or failure or unavailability of Operator's transmission or distribution capability, unless same is caused by an occurrence which would fit the definition of Force Majeure in this Article 14.

                  14.3 If Operator fails to achieve the Commercial Operations Date within fifteen (15) Days of the Anticipated Commercial Operations Date due solely to a Force Majeure experienced by Virginia Power, then Virginia Power will commence making capacity payments based on the Estimated Dependable Capacity in accordance with 10.15(a), notwithstanding the fact that the Facility has not achieved the Commercial Operations Date by such date. After the Commercial Operations Date, if Virginia Power experiences a Force Majeure that renders it unable to accept delivery of energy and Dependable Capacity from Operator, Virginia Power will continue to make payments to Operator as provided in Article 10. After the Commercial Operations Date, if Operator experiences a Force Majeure that renders it unable to deliver any or all of the energy and Dependable Capacity to Virginia Power, Virginia Power will not be required to make payments as provided in Article 10 for any such energy or Dependable Capacity not delivered by Operator due to such Force Majeure.

                  14.4 In no event will any condition of Forceleajeure extend
(i) the deadline for Operator posting security pursuant to this Agreement or
(ii) the Term of this Agreement. If any condition of Force Majeure delays a Party's performance for a time period greater than eighteen (18) months, the Party not delayed by such Force Majeure may terminate this Agreement, without further obligation, or extend such period at its sole discretion if the

Party delayed by such Force Majeure is exercising due diligence in its efforts to cure the condition of Force Majeure.

              ARTICLE 15: TAXES AND CLAIMS FOR LABOR AND MATERIALS

                  15.1 All present or future federal, state, municipal or other lawful taxes applicable by reason of the sale by Operator of energy or Dependable Capacity shall be paid by Operator.

                  15.2 Operator will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials which, if unpaid, might become a lien or charge upon any of its property; provided, however, that Operator shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Operator or any material interference with Operator's use thereof and (ii) Operator shall set aside on its books reserves deemed by it to be adequate with respect thereto.

                            ARTICLE 16: CHOICE OF LAW

                  16.1 This Agreement shall be interpreted, construed and governed by the laws for the Commonwealth of Virginia. The Parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated to be in Richmond, Virginia.

                      ARTICLE 17: MISCELLANEOUS PROVISIONS

                  17.1 (a) Neither Operator nor Virginia Power may assign this Agreement except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that:

                           (1) the assignee shall expressly assume the assignor's obligations hereunder;

                           (2) no such assignment shall impair any security granted by Operator to Virginia Power hereunder;

                           (3) unless expressly agreed to by the other Party, no assignment shall release or discharge assignor from any of its obligations or liabilities hereunder in the event its assignee fails to perform such obligations or satisfy such liabilities; and

                           (4) the assignee has reasonably demonstrated that it is capable of fulfilling, or has a plan in place to fulfill, the assignor's obligations under this Agreement.

                  (b) Notwithstanding the provisions of Section 17.1(a), Operator may in its sole discretion, without the prior written consent of Virginia Power, assign all of its rights, titles and interests under this
                           Agreement:

                           (1) prior to the Commercial Operations Date to any affiliated corporation of Operator or to any entity of which Operator is a partner or shareholder provided that (x) such assignee shall expressly assume Operator's obligations hereunder and (y) no such assignment shall impair any security granted by Operator to Virginia Power hereunder; provided, further, that notwithstanding the provisions of Section 17.1(a)(3), upon such assignment, the then Operator shall be released and discharged from any and all obligations and liabilities under this Agreement;

                           (2) to any one or more Lenders; provided, however, that any consent, opinion or other documents required from Virginia Power by such Lender will be on terms and conditions reasonably acceptable to Virginia Power; and

                           (3) for the purpose of any sale-leaseback of the Facility.

                  (c) Virginia Power shall not acquire any rights of first refusal or offer purchase rights under Section 13.7 in the event of, due to or resulting from, an assignment of this Agreement by Operator pursuant to either Section 17.1(b)(1) or Section 17.1(b)(2).

                  17.2 This Agreement, including the appendices and/or Exhibits hereto, can be amended only by agreement between the Parties in writing.

                  17.3 The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

                  17.4 The headings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.

                  17.5 This Agreement is intended solely for the benefit of, and shall be binding upon, the Parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, or any recourse against, any person or entity not a Party to this Agreement, including without limitation any affiliate of any Party. Without limiting the generality of the foregoing, Virginia Power expressly agrees that it will have no recourse against any partner or security holder of Operator, or against any partner or security holder of any such partner or security holder of Operator, or against any officer, employee, director or agent of any of them, for any of Operator's duties or obligations under this Agreement.

                  17.6 This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any Agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

                  17.7 Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including without limitation warranties, remedies, promises of indemnity and confidentiality.

                  17.8 All terms and conditions of the Confidentiality Agreement between Virginia Power and Operator dated as of June 21, 1990 shall survive and remain in effect during the Term of this Agreement and the cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations under such Confidentiality Agreement that by their nature should survive such cancellation, expiration or termination.

                  17.9 Notwithstanding any other provision of this Agreement, the exercise or non-exercise of any power, judgment, duty, right, privilege, discretion, option, action, consent or approval hereunder or in any way pertinent hereto shall be reasonable and in good faith.

         17.10 As soon as available, but no later than thirty (30) days prior to Financial Closing, Operator shall provide Virginia Power with (i) copies of proposed financing documents sufficient to permit Virginia Power to provide the legal opinions and consents needed for Financial Closing, and (i) forms of the legle opinions and consents needed for Financial Closing; all containing terms and conditions consistent with this Agreement. Within ninety
(90) days after the Financial Closing Operator shall provide Virginia Power with a copy of the executed financing documents which shall contain terms and conditions consistent with this Agreement.

         17.11 OPERATOR AND EACH OF ITS AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SUCCESSOR AND ASSIGNS, AND EACH PERSON OR ENTITY CONTROLLED BY, UNDER COMMON CONTROL WITH OR CONTROLLING IT, HEREBY DISCLAIMS ANY AND ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES CONCERNING THE FACILITY, ANY PERFORMANCE, OR ANY FACILITIES, EQUIPMENT OR OTHER DEVICES CONSTRUCTED, INSTALLED, OPERATED OR REPAIRED, BY ANY ONE OR MORE OF THEM, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AVAILABILITY, QUALITY, QUANTITY OR OTHERWISE.

         17.12 Virginia Power and Operator agree that the rights and remedies set forth in this Agreement are exclusive and in lieu of all other remedies. No right or remedy provided in this Agreement for any action, set of circumstances, decision or other event or occurrence may be expanded or added to in any suit, action or proceeding of any nature whatsoever, whether the claim underlying such suit, action or proceeding is based on contract, tort (including without limitation negligence), strict liability, warranty or otherwise.


                  ARTICLE 18: STATUTORY AND REGULATORY CHANGES

                  18.1 The Parties recognize and hereby agree that if any federal, state or municipal government or regulatory authority, including without limitation the SCC, should for any reason enter an order, modify its rules, or take any action whatsoever, having the effect of disallowing Virginia Power the recovery from its customers of all or any portion of the payments for Dependable Capacity hereunder in excess of the sum of: (x) $6.00 per kW per Month in 1989 dollars as escalated by the Gross National Product Implicit Price Deflator beginning April 1, 1990, and continuing each April until termination of this Agreement; plus (y) an amount in each Month equal to the product of the Net Electrical Output for that Month multiplied by the non-firm energy payment specified in Virginia Power's Schedule 19, supplements thereto and reissues and replacements thereof, on file with the SCC and in effect from time to time, including additions to or escalations of such payments whether included in
Schedule 19 or referenced therein; such amount in excess being hereinafter referred to as the Disallowance (except where such disallowance is due to Virginia Power's failure to seek recovery or comply with procedural requirements governing recovery of such costs), then:

                           (a) If the Disallowance occurs before the twentieth anniversary of the Commercial Operations Date, Virginia Power shall continue to pay for Dependable Capacity at the Capacity Purchase Price set forth in
                                    Article 10 through the twentieth anniversary of the Commercial Operations Date. Payments for Dependable Capacity beginning on the twentieth anniversary of the Commercial Operations Date shall not exceed the amount unaffected by the Disallowance. Further, Virginia Power may, at its option, beginning on the twentieth anniversary of the Commercial Operations Date withhold up to seventy-five (75) percent of the payments for Dependable Capacity until the sooner of
                                    (i) the twenty-first anniversary of the
                                    Commercial Operations Date or (ii) the Day the entire amount of the Disallowance is repaid with interest at the Interest Rate minus two percentage points from the date each part of the Disallowance was paid to Operator. In the event that such withholding does not fully repay the Disallowance and accrued interest by the twenty-first anniversary of the Commercial Operations Date, then Operator shall pay the remainder to Virginia Power within twenty eight (28) Days after the twenty-first anniversary of the Commercial Operations Date in a lump sum; provided, however, that if Operator demonstrates to Virginia Power that it is unable to borrow funds (without recourse to partners in, or shareholders of, Operator or affiliates of either, as described more fully in Section 17.5 of this Agreement), sufficient to make such lump sum payment at all or on terms that would permit continued operation of the Facility by Operator at a profit, then the Term of this Agreement shall be automatically extended for an additional five (5) Years. The Capacity Purchase Price and equivalent hourly Capacity Purchase Price applicable to such extension period shall be those set out in
                                    Section 10.15(b) of this Agreement for
                                    Agreement Years 26, 27, 28, 29 and 30 and all other terms and conditions of this Agreement shall continue and be in full force and effect.

                           (b) If the Disallowance occurs after the twentieth anniversary of the Commercial Operations Date, all future payments for Dependable Capacity shall not exceed the amount unaffected by the Disallowance. Further, the Operator shall repay the full amount of the Disallowance with interest by the earlier of (i) one year from the date of such Disallowance or (ii) the expiration of this Agreement; provided, however, that if Operator demonstrates to Virginia Power that it is unable to borrow funds (without recourse to partners in, or shareholders of, Operator or affiliates of either, as described more fully in Section 17.5 of this Agreement), sufficient to make such lump sum payment at all or on terms that would permit continued operation of the Facility by Operator at a profit, then the Term of this Agreement shall be automatically extended for an additional five (5) Years. The Capacity Purchase Price and equivalent hourly Capacity Purchase Price applicable to such extension period shall be those set out in Section 10.15(b) of this Agreement for Agreement Years 26, 27, 28, 29 and 30 and all other terms and conditions of this Agreement shall continue and be in full force and effect.

                           (c) On the twentieth (20th) anniversary of the Commercial Operations Date or thereafter, Operator shall have the option to propose any or all of the following actions: (i) repay any total disallowance, including without limitation interest, and renegotiate a lower purchase price for the Facility's capacity; or (ii) transfer ownership of the Facility to Virginia Power in full settlement of all of Operator's duties and obligations under this Agreement, including without limitation any duties or obligations under this Section 18.1.

The Parties obligate themselves to use all good faith efforts to establish, if practicable, an appeal and overruling of the Disallowance or a superseding order, approval of modified rules or tariffs, or other action so as to allow timely resumption of full, or failing that, adjusted payments hereunder.

                  18.2 Operator agrees that if there is a Disallowance which Operator chooses to repay under Section 18.1(b)(ii) over an extended Term (which was extended pursuant to the proviso to Section 18.2(b)), then Operator will provide, prior to the date on which the Term would have expired absent such sum, in addition to any other security posted under this Agreement, a letter of credit, or a surety bond containing features reasonably similar to a letter of credit, either of which must: (i) be issued by an institution reasonably acceptable to Virginia Power, (ii) be in form and substance reasonably acceptable to Virginia Power, (iii) provide for draws by Virginia Power on a monthly basis, and (iv) permit presentation at a bank located in Richmond, Virginia for immediately available funds in the amount of such disallowance for the remaining term of this Agreement, which letter of credit shall be maintained until the earlier of the termination of this Agreement or the date by which the disallowance has belen recovered by Virginia Power pursuant to Section 18.1 at which time the letter of credit or surety bond provided pursuant to this Section will terminate, or in the case of a surety bond may be cancelled by Operator.

                   ARTICLE 19: COORDINATION OF COMMUNICATIONS

                  19.1 Each Party agrees to coordinate with the other Party all press, news, or other releases to private or public media groups that relate to the Facility or this Agreement and to allow the other Party to review such releases in advance of release; further each Party agrees to comply with all reasonable requests of the other Party as to the content or manner of publication of such releases.

                  19.2 Operator agrees to allow Virginia Power, at Virginia Power's option, to accompany Operator and/or participate in any discussions or filings with the FERC or the SCC.

                         ARTICLE 20: OPTION TO PURCHASE

                  20.1(a) Virginia Power shall have the option to purchase the Facility at either (i) the end of the original Term, or (ii) the end of any extended Term if the Term is extended pursuant to Section 18.1(a) or 18.1(b), at a price determined pursuant to Section 20.2, which price Virginia Power shall pay to Operator in immediately available funds in a lump sum at the end of the Term. If Virginia Power believes that it may wish to exercise such option, Virginia Power shall give notice to Operator at least forty-eight (48) Months prior to the end of the Term. Upon Operator's receipt of such notice, Operator and Virginia Power shall commence the appraisal procedure set forth in section 5.5(f) to determine the fair market value of the Facility. If Virginia Power decides to exercise such option, it shall give Operator notice of its decision at least thirty-six (36) Months prior to the end of the Term. If Virginia Power declines to exercise such option, or does not give Operator notice thirty-six (36) Months prior to the end of the Term, the option shall expire. If Virginia Power exercises the option on a timely basis prior to the end of the initial Term, and thereafter the Term is extended pursuant to Section 18.1, Virginia Power shall automatically be deemed not to have exercised its option prior to the end of the initial Term, but its option to purchase the Facility at the end of the extended Term under this
Section 20.1 shall be reinstated, to be exercised in the manner and on the schedule set out above as though the extended Term were part of the initial Term. If Virginia Power exercises the option at the end of the initial or any extended Terms on a timely basis but has not received all necessary approvals from governmental or other official agencies prior to the end of the Term, then Virginia Power will be deemed not to have exercised the option and shall have no further right to purchase the Facility under this Article 20.

                  (b) In the event Virginia Power does not exercise its option in Section 20.1(a) above, Operator may require Virginia Power to provide, and Virginia Power shall provide, transmission services at compensatory, nondiscriminatory rates, subject to approval by the appropriate authority, to Operator sufficient for Operator to wheel the energy generated by the Facility to any other utility outside of Virginia Power's control area with which Virginia Power is directly interconnected, so long as such transmission service does not adversely affect the reliability of Virginia Power's service to its retail and wholesale customers.

                  20.2 The purchase price to be paid by Virginia Power for the Facility, if Virginia Power exercises its option to purchase the Facility pursuant to this Article 20, shall be the fair market value of the Facility, determined by an appraiser appointed pursuant to the procedure set forth in
Section 5.5(f) above, the appraiser having taken into account the condition of the Facility as of the date of the Event of Default, determined in current Year dollars as of the date Virginia Power notifies Operator that Virginia Power may wish to exercise such option, as escalated by changes to the Gross National Product Implicit Price Deflator (GNPIPD) from the month in which Virginia Power gives such notice to the month in which the purchase is consummated; plus the following (determined at the end of the Term):

         (i) an amount equal to the federal, state and local taxes payable as a result of the sale and transfer of the Facility to Virginia Power (including those resulting from the payment pursuant to this (i));

         (ii) any and all amounts payable by Operator (x) to terminate any and all obligations and liabilities of Operator, or (y) in connection with the assumption by Virginia Power of, and the release of Operator from, any and all obligations and liabilities of Operator, or (z) a combination of x and y; and

         (iii) all other costs, expenses and other amounts payable by Operator in connection with Virginia Power's purchase of the Facility pursuant to this Article 20 (including Operator's costs of operating and maintaining the Facility from the end of the Term until Virginia Power's purchase is consummated, if applicable).

                  20.3 Operator shall cooperate with Virginia Power in Virginia Power's exercise of its rights under this article by (i) providing to Virginia Power all the documentation necessary and appropriate to the determination of the purchase price, (i) executing all documents necessary and appropriate to the transfer of title in the Facility to Virginia Power, (iii) providing Virginia Power with good and marketable title to the Facility free and clear of all liens and encumbrances, and (iv) maintaining the Facility in reasonable operating condition until title has been transferred to Virginia Power.

                         ARTICLE 21: REGULATORY CHANGES

         21.1 Operator's agreement to the provisions of this transaction is based on current law, on Operator's understanding of best available control technology (BACT) requirements and environmental regulations as of the time (the "Response Date") of Operator's response to Virginia Power's letter dated March 27, 1990, and that the equipment that formed the basis upon which the emissions and efficiency characteristics set forth in Operator's response constituted BACT and environmental compliance as of such Response Date. In the event and to the extent that any such governmental requirements become more onerous than on the Response Date, either through the enactment of Federal, state or local legislation, through the promulgation of regulations by any governmental or other official agency or through any other action by any governmental or other official agency: (a) Virginia Power shall allow the Operator the right through December 31, 1990 to terminate this Agreement without any liability to either Party by providing notice to Virginia Power prior to December 31, 1990. Upon such termination of the Agreement by the Operator, Virginia Power shall immediately release or return to Operator any and all security provided by Operator hereunder, including without limitation under
Article 13; and (b) Virginia Power (at any time during the Term, whether before or after December 31, 1990) will not, solely because the Facility is not owned by Virginia Power, discriminate between the Facility and any other generating unit, facilities or agreements in which Virginia Power has an interest or from which it receives or will receive capacity or energy, when taking any action with regard to either or both the allocation or creation of emissions allowances or otherwise with regard to complying with BACT requirements or other environmental regulations.

                              ARTICLE 22: Entirety

                  22.1 This Agreement and the Exhibit A attached hereto aee intended by the Parties as the final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement with respect to the Net Electrical Output and Dependable Capacity sold and purchased hereunder and the manner of operation and maintenance of the Facility. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of energy and Dependable Capacity hereunder to Virginia Power by Operator are hereby abrogated and superseded.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the 13th day of July, 1990.

VIRGINIA ELECTRIC AND POWER COMPANY     SEI BIRCHWOOD, INC.




By: /s/ Larry W. Ellis                  By: /s/ Gilbert B. Waldman
   ----------------------------------      -------------------------------------

        Senior Vice President-Power
Title:  Operations and Planning         Title: Vice President
      -------------------------------         ----------------------------------

                                    EXHIBIT A
                 DATA REQUIRED TO PERFORM INTERCONNECTION STUDY

 1.      Electrical one-line of the Facility.

 2. Explanation of proposed equipment protection and control scheme (may be shown functionally on the one-line).

 3. Site plan showing plant layout, property lines, access roads and switchyard boundaries.

 4. Preliminary equipment layout and arrangement for switchyard and generator step-up transformer (GSU).

 5.      Estimated GSU impedance +/- 20 percent.

 6.      GSU connection and winding.

 7.      Estimated generator reactances +/- 20 percent.

 8.      Estimated generator kilowatt rating +/- 10 percent.

 9.      Estimated generator kilovar rating +/- 10 percent.

10.      Explanation of proposed excitation system.

11.      Estimated station auxiliary load +/- 20 percent.

12.      Requirements for construction and start-up power.

13. Project schedule (I-J or bar chart format) including but not limited to the following milestones:

                           - QF status obtained.
                           - Engineering 30% complete
                           - One-line approved
                           - Financial Closing
                           - Major licenses/permits
                           - Major material procurement
                           - Start construction
                           - Engineering 70% complete
                           - Utility technical submittals complete
                           - Operating procedures finalized
                           - Start test and start-up
                           - Roll turbine
                           - Initial synchronizing date
                           - Capacity test complete
                           - Commercial operation

         Data submitted in a preliminary or estimated form shall be updated within 30 days after final equipment arrangements and specifications are established.

                         BIRCHWOOD POWER PARTNERS, L.P.

                              CONSENT TO ASSIGNMENT

                       VIRGINIA ELECTRIC AND POWER COMPANY

                              CONSENT TO ASSIGNMENT
                              ---------------------


         This CONSENT TO ASSIGNMENT OF AGREEMENT (the "Consent to Assignment"), dated as of May 23, 1994, is made among (i) VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation ("Virginia Power"), (ii) BIRCHWOOD POWER PARTNERS, L.P., a Delaware limited partnership (the "Assignor"), and (iii) CREDIT SUISSE, as Security Agent (together with its successors and assigns in such capacity, the "Assignee") for the benefit of the Secured Parties (the "Secured Parties") referred to in the Credit Line Deed of Trust, Assignment and Security Agreement dated as of May 18, 1994 from the Assignor to Lawyers Title Insurance Corporation as trustee for the Assignee (as amended, supplemented or otherwise modified from time to time, the "Mortgage and Assignment"). Virginia Power, Assignor, and Assignee are herein referred to individually as a "Party" and collectively as the "Parties". Capitalized terms used herein shall have the meaning specified in the POWER PURCHASE AND OPERATING AGREEMENT between Assignor and Virginia Power dated as of July 13, 1990, as amended, supplemented or otherwise modified from time to time (the "Power Purchase Agreement") unless otherwise defined herein. As used in this Consent to Assignment, "Assignee" may also mean (i) the trustee for the Assignee under the Mortgage and Assignment and
(ii) any entity directly or indirectly wholly owned by the Assignee or one or more Secured Parties which is created for the sole purpose of holding interests in the Facility or in the Assignor pursuant to an exercise of rights hereunder or under the Mortgage and Assignment or the Loan Agreement or Security Documents hereinafter referred to, provided, however, there shall only be one Assignee at any one time.

                                    RECITALS
                                    --------


         A. Pursuant to the Power Purchase Agreement, Virginia Power has agreed to purchase electricity and capacity from the Facility and Operator has agreed to provide exclusively to Virginia Power all of the Facility's electrical generation other than that necessary for the Facility's operation. Pursuant to the Assignment and Assumption Agreement dated as of May 18, 1994, among SEI Birchwood, Inc., the Assignor, and Virginia Power, all right, title, interest, and obligations of SEI Birchwood, Inc. in, to, and under the Power Purchase Agreement have been assigned to, and have been accepted and assumed by, the Assignor (who has succeeded to SEI Birchwood, Inc. as the "Operator" thereunder) with the consent of Virginia Power.

         B. Assignor and Assignee have informed Virginia Power that Assignor has entered into a Loan and Reimbursement Agreement dated as of May 18, 1994 (as amended, supplemented, or otherwise modified from time to time, the "Loan Agreement") among the Assignor, the Lenders (as defined in the Loan Agreement), the Co-Agents named therein, and Credit Suisse, as Issuing Bank and as Administrative Agent, in order to finance the acquisition, construction, and initial operation of the Facility, and is securing the payment of the Secured Obligations (as defined in the Loan Agreement) by, among other things, mortgaging the Facility to Assignee and assigning to Assignee all of Assignor's right, title, and interest in, to, and under the Power Purchase Agreement pursuant to the Mortgage and Assignment.

         C. Assignor and Assignee have informed Virginia Power that the Loan Agreement requires that Virginia Power will deliver this Consent to Assignment as a condition, among others, to making loans and otherwise extending credit to Assignor thereunder.

         D. Virginia Power and Assignor are parties to a Right of First Refusal Agreement dated as of May 23, 1994, and recorded in the real estate records of the County of King George, Virginia (the "First Refusal Agreement").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

                                   DEFINITIONS
                                   -----------


                  "Equity Interest" is any partnership interest or other equity interest in Operator.

                  "Lump Sum Amount" is any Disallowance that remains unpaid under Section 18.1(a) of the Power Purchase Agreement after the exercise by Virginia Power of its offset rights.

                  "Monetary Obligations" shall mean, on any date of calculation under this Consent to Assignment, any monetary amounts remaining unpaid to the Secured Parties under the Mortgage and Assignment on such date of calculation or, in the event Assignee acquires title to the Facility, all such amounts which would have remained unpaid on such date of calculation if Assignee had not acquired title to the Facility.

                  "Monetary Default" is an Event of Default which has resulted from Assignor not paying to Virginia Power amounts due under the Power Purchase Agreement.

                  "Scrap Purchaser" shall mean any person who acquires the Facility or any part thereof from Assignee in accordance with Section 9(d) of this Consent to Assignment.

                  "Transferee" shall mean a person who (i) is either an experienced power plant operator, legally permitted to operate the Facility, or shall have agreed for the Term to engage the services of another person who is an experienced power plant operator legally permitted to operate the Facility,
(ii) shall have assumed in writing for the benefit of Virginia Power the obligations of "Operator" under the Power Purchase Agreement, (iii) shall have cured, or made arrangements reasonably satisfactory to Virginia Power for the curing of, all material defaults under the Power Purchase Agreement previously notified by Virginia Power to Assignee (other than defaults not susceptible of being cured) and paid all amounts if any, then due and payable by Assignor to Virginia Power under the Power Purchase Agreement up to but not exceeding the then undrawn amount of the security required to be provided to Virginia Power pursuant to Section 13.3 or 13.5, as the case may be, of the Power Purchase Agreement.

         1. Consent to Assignment. Virginia Power hereby consents to the assignment of all of Assignor's right, title, and interest in, to and under the Power Purchase Agreement by Assignor to Assignee as security for the Secured Obligations of Assignor. Except as expressly provided herein, neither the giving of this Consent to Assignment nor such assignment or any of the terms of this Consent to Assignment, such assignment, the Mortgage and Assignment, the Loan Agreement, or any of the Security Documents shall modify Assignor's obligations, or excuse Assignor from fully performing its obligations, under the Power Purchase Agreement.

         2. Notice of Assignor's Defaults and Termination. (a) Notwithstanding anything in the Power Purchase Agreement to the contrary, for so long as there are any Monetary Obligations, Virginia Power shall provide to Assignee a copy of any notice of default sent to Assignor pursuant to the Power Purchase Agreement. Such notices shall be in writing and shall be deemed to be given when sent in accordance with the provisions of Article 3 of the Power Purchase Agreement. Failure of Virginia Power to provide such notice to Assignee shall not constitute a breach of this Consent to Assignment. Assignee agrees that Virginia Power shall have no liability to Assignee for such failure whatsoever; provided, however, that no claim for rescission or termination of the Power Purchase Agreement by Virginia Power shall be binding upon Assignee without the giving of such notice to Assignee and the expiration of the applicable cure period, if any, from the date of such notice. Assignee may make any payment or perform any act required under the Power Purchase Agreement to be made or performed by Assignor, with the same effect as if made or performed by Assignor, but Assignee shall be under no obligation to make any payment or to perform any such act except to the extent set forth in Section 9 of this Consent to Assignment. If Assignee or Assignor fails to cure any default under the Power Purchase Agreement within the applicable cure period, if any, such cure period to commence upon the later date upon which such notices are delivered by Virginia Power to Assignor and Assignee, Virginia Power shall have all of its rights and remedies with respect to such default and right of termination as set forth in the Power Purchase Agreement.

                  (b) All notices and other communications provided for in this Consent to Assignment shall be addressed (unless and until such other address is specified in a notice to the sending party delivered in conformity with subsection (a) of this Section 2) as follows:

                           Assignee:
                           ---------

                           Credit Suisse
                           Tower 49
                           12 E. 49th Street
                           New York, New York 10017
                           Attn:  Project Finance
                           Telecopy:   212-238-5390


                           Virginia Power:
                           ---------------

                           Delivered by U.S. mail:
                           Virginia Electric and Power Company
                           Post Office Box 26666
                           Richmond, Virginia 23261

                           Delivered by hand or courier:

                           Virginia Electric and Power Company
                           One James River Plaza, First Floor
                           701 East Cary Street
                           Richmond, Virginia 23219

                           In each case:

                           Attention: Manager Capacity Acquisition
                           Telecopy: (804) 771-3005


         3. No Previous Assignment. Except as set forth above, Virginia Power warrants and represents to Assignee that it has not consented to any assignment, transfer or hypothecation of the Power Purchase Agreement.

         4. Payments. Assignor hereby requests and Virginia Power agrees that all payments to be made by Virginia Power with respect to the Power Purchase Agreement shall be paid directly to Assignee at its address set forth in Section 2 above for deposit into the Project Control Account (Account No. ___________) (or, upon not less than thirty (30) days prior written notice to Virginia Power from Assignee, to such other person or entity or other address for the project control account as may be specified in writing by Assignee). Assignor agrees that all payments made by Virginia Power to Assignee, and in the event that Assignee requests Virginia Power to make payments directly to another specified person or entity as set forth above, any and all payments made by Virginia Power pursuant to such request, shall in each case fully satisfy and discharge Virginia Power's obligations to make such payments pursuant to the Power Purchase Agreement as if paid to Assignor. Assignor hereby releases and agrees to indemnify and hold harmless Virginia Power from any and all liability for making payments to or as directed by Assignee in accordance herewith.

         5. Acknowledgment of Assignee's Obligations and Rights. Assignee shall have no obligation to Virginia Power under the Power Purchase Agreement until such time as it expressly assumes the Assignor's obligations under such Power Purchase Agreement in accordance with Section 9 of this Consent to Assignment. Upon notification by Assignee to Virginia Power of the occurrence and continuance of an event of default under the Loan Agreement, Assignee shall have the right to take possession of the Facility and, prior to commercial operation of the Facility, complete construction of the Facility and operate the same and, after commercial operation of the Facility, operate the same.

         6. Representations. Virginia Power represents and warrants as follows:

                  (a) Virginia Power is a public service corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is in good standing in all places where necessary in light of the business it conducts and the properties it owns.

                  (b) Each of the Power Purchase Agreement and this Consent to Assignment has been duly executed and delivered and constitutes a valid and binding obligation of Virginia Power.

                  (c) Virginia Power is not in default in the performance of any of its obligations under the Power Purchase Agreement.

         7. No Present Defaults. Virginia Power acknowledges that as of the date hereof Virginia Power has no knowledge of any default by Assignor in any respect in the performance of any provision of the Power Purchase Agreement.

         8. Additional Provisions. (a) Notwithstanding the provisions of Section
13.7 of the Power Purchase Agreement and the First Refusal Agreement, the Parties hereby acknowledge and agree that the only transfer of a Transfer Interest which is not subject to Virginia Power's right of first refusal (other than a merger or consolidation permitted by Section 13.7(g)(1) or (2) of the Power Purchase Agreement, and a grant by Operator of a prior right of first refusal to a steam buyer) is a grant by Assignor of any lien or security interest to Assignee or future Lenders. Any foreclosure or similar action with respect to such lien or security interest shall be governed by Section 9 of this Consent to Assignment.

                  (b) The Parties agree that Assignor and Assignee shall be the only parties to receive notices under the Power Purchase Agreement and this Consent to Assignment and that notice to Assignee shall be sufficient notice to the Secured Parties. The Secured Parties shall exercise any rights hereunder only through the Assignee (including any trustee or other entity referred to in the last sentence of the first paragraph of this Consent and Agreement) as their agent.

                  (c) The Parties hereby acknowledge and agree that the word "Operator" is substituted for the words "Virginia Power" on the twenty-sixth line of Section 6.15(c) of the Power Purchase Agreement.

                  (d) The Parties hereby acknowledge and agree that the reference to "Section 10.15(6) on the first line of Section 10.15(c) of the Power Purchase Agreement is changed to "Section 10.15(b)".

                  (e) Virginia Power hereby acknowledges that Assignor has satisfied the conditions set forth in clauses (a), (b), (e), (i), (j), and (k) of Section 2.3 of the Power Purchase Agreement.

                  (f) The Parties agree that the reference to Section "10.15(b)" in the last sentence of Section 18.1(a) of the Power Purchase Agreement should be to "Section 10.15(c)".

         9. Right of First Refusal. (a) Notwithstanding the provisions of
Section 13.7 of the Power Purchase Agreement and the First Refusal Agreement, Assignee agrees that if it acquires a Transfer Interest, or an Equity Interest which results in a transfer in management control over the operation of the Facility, through an exercise of rights pursuant to any security, pledge, deed of trust, deed in lieu of foreclosure, or otherwise in connection with the financing of the Facility, that it will, upon such acquisition of a Transfer Interest, expressly assume in writing for the benefit of Virginia Power the

Power Purchase Agreement and agree to perform all of the obligations of the "Operator" under the Power Purchase Agreement as modified by the terms of this Consent to Assignment, including but not limited to Section 9(c), and upon such acquisition of such Equity Interest it will expressly assume in writing for the benefit of Virginia Power and agree to perform all obligations of the transferor of such Equity Interest under the Power Purchase Agreement. Virginia Power agrees not to exercise its right of first refusal pursuant to Section 13.7 of the Power Purchase Agreement or the First Refusal Agreement with respect to such acquisitions.

                  (b) The Parties agree that any subsequent transfer by Assignee of any interest in the Facility, or of any Equity Interest which results in a transfer in management control over operation of the Facility, acquired by Assignee through an exercise of rights pursuant to any security, pledge, deed of trust, deed in lieu of foreclosure, or otherwise, in connection with the financing of the Facility shall be subject to Virginia Power's right of first refusal set forth in Section 13.7 of the Power Purchase Agreement as modified by this Consent to Assignment and, in the event of a transfer by Assignee of any interest in the Facility that is not to Virginia Power, such transfer shall be to a Transferee or to a Scrap Purchaser as those terms are defined in this Consent to Assignment. Virginia Power will consent to an assignment of the Power Purchase Agreement to a Transferee or Scrap Purchaser in the event that Virginia Power either does not exercise its right of first refusal or does not acquire such interest in the Facility pursuant to its right of first refusal.

                  (c) For a period not to exceed eighteen (18) months after Assignee acquires title to the Facility and assumes the Power Purchase

Agreement, Assignee's obligation to cure Events of Default which occurred prior to Assignee's assumption of the Power Purchase Agreement shall be suspended. Virginia Power agrees that during such period it will not terminate the Power Purchase Agreement as the result of Events of Default which occurred prior to Assignee's assumption of the Power Purchase Agreement. In no event shall Assignee be obligated to cure any such Event of Default that is not susceptible of being cured. During such eighteen (18) month period, Assignee shall perform all other obligations of Operator under the Power Purchase Agreement.

                  Prior to the expiration of the eighteen (18) month period referred to above, Assignee shall either (i) except as set forth in the next sentence, transfer the Facility to a Transferee or a Scrap Purchaser, which transfer shall be subject to Virginia Power's right of first refusal set forth in Section 13.7 of the Power Purchase Agreement, or (ii) give notice to Virginia Power that it will continue to operate the Facility in accordance with the terms of the Power Purchase Agreement until there are no Monetary Obligations. If Assignee has elected to transfer the Facility to a Transferee or a Scrap Purchaser in accordance with (i) above, and within the eighteen (18) month period referred to above, such Transferee or Scrap Purchaser has executed a letter of intent with Assignee in relation to such transfer, the eighteen (18) month period referred to above shall be extended under the same terms, if necessary, to consummate the sale to such Transferee or Scrap Purchaser, for up to an additional six (6) month period after the date on which Virginia Power notifies Assignee that it does not elect to exercise its right of first refusal, or the date Virginia Power notifies Assignee that it has failed to obtain necessary FERC, SCC or other governmental or regulatory approval with respect to the consummation of the sale to Virginia Power. Upon either notice from Assignee that Assignee has elected to continue to operate the Facility in accordance with the terms of the Power Purchase Agreement until there are no Monetary Obligations, or the expiration of such eighteen (18) month period without Assignee having informed Virginia Power of Assignee's election to either operate the Facility or transfer the Facility to a Transferee or a Scrap Purchaser, or the expiration of such time periods set forth in this Section 9 to transfer the Facility to a Transferee or a Scrap Purchaser, Assignee and Virginia Power shall have all of their respective rights and resume performance of all of their respective obligations under the Power Purchase Agreement except as set forth below.

                  Notwithstanding the preceding provision of this subparagraph
(c), if prior to foreclosure Assignee shall have informed Virginia Power that operating the Facility in accordance with the terms of the Power Purchase Agreement would result in a negative cash flow (taking in to account operating expenses, any capital expenditures necessary to insure performance under the Power Purchase Agreement and regularly scheduled debt service which would have been due and owing to the Secured Parties if Assignee had not acquired title to the Facility), then if requested by Assignee, Assignee's and Virginia Power's obligations under the Power Purchase Agreement shall be suspended for up to eighteen (18) or twenty-four (24) months after Assignee acquires title to the Facility, as applicable in accordance with the immediately preceding paragraph (and no liability shall accumulate as a result thereof) until (i) Assignee notifies Virginia Power that Assignee will continue to operate the Facility in accordance with the terms of the Power Purchase Agreement until there are no Monetary Obligations, (ii) Assignee transfers the Facility to a Transferee or a Scrap Purchaser, which transfer shall be subject to Virginia Power's right of first refusal set forth in Section 13.7 of the Power Purchase Agreement, as modified by this Consent to Assignment, or (iii) the expiration of such eighteen (18) or twenty-four (24) month period as applicable without Assignee informing Virginia Power of Assignee's election either to operate the Facility in accordance with the terms of the Power Purchase Agreement or to transfer the Facility to a Transferee or a Scrap Purchaser, at which time Assignee and Virginia Power shall have all of their respective rights and resume performance of all of their respective obligations under the Power Purchase Agreement except as set forth below.

                  If at the time that Assignee acquires title to the Facility there are any outstanding Events of Default by the Assignor under the Power Purchase Agreement, or if there ever is a Disallowance whether before or after Assignee acquires title to the Facility, then upon Assignee's notice to Virginia Power that it has elected to continue to operate the Facility in accordance with the terms of the Power Purchase Agreement until there are no Monetary Obligations, or the expiration of the time periods set forth above, Assignee's obligation to cure any Monetary Default, and its obligation to pay a Lump Sum Amount, shall be suspended, and Virginia Power shall not exercise any remedies against Assignee available to it under the Power Purchase Agreement or otherwise relating to any Monetary Default or Lump Sum Amount unless Assignee has breached its obligations under Section 9(e) of this Consent to Assignment. Notwithstanding the foregoing, nothing in this Section 9(c) shall relieve Assignee of liability for any Event of Default under the Power Purchase Agreement occurring after Assignee has assumed the obligations under the Power Purchase Agreement, or prevent Virginia Power from exercising its offset rights pursuant to Section 18.1(a) of the Power Purchase Agreement. In addition, if at the time that Assignee acquires title to the Facility, there are outstanding liabilities to Virginia Power from Assignor which are not the result of a Monetary Default or Disallowance, Virginia Power shall have the right to draw the amount available to be drawn, up to the amount of such outstanding liabilities, under the letter of credit initially provided by Assignor pursuant to Section 13.5 of the Power Purchase Agreement and upon such draw all such liabilities shall be deemed canceled as to Assignee.

                  If Assignee transfers the Facility to a Transferee prior to the expiration of the applicable eighteen (18) or twenty-four (24) month period provided in this subparagraph (c), the Transferee shall, within one year of the effective date of such transfer, either (i) elect to cure all Monetary Defaults and pay all Lump Sum Amounts to Virginia Power or (ii) elect not to cure all Monetary Defaults and pay all Lump Sum Amounts to Virginia Power (in which case the Transferee's obligations to cure all Monetary Defaults and pay all Lumps Sum Amounts to Virginia Power shall be suspended and Virginia Power shall not exercise any remedies against the Transferee relating to such Monetary Defaults and Lump Sum Amounts unless the Transferee breaches the Transferee Agreement (hereinafter defined)) If the Transferee makes the election in clause (ii) above, it shall agree (the "Transferee Agreement") that upon the 25th anniversary of the Commercial Operations Date, it shall offer to convey the Facility to Virginia Power without any representations or warranties for the price of $1.00 and, if within the time constraints set forth in Article 13.7 of the Power Purchase Agreement Virginia Power accepts such offer, the Transferee shall agree to convey the Facility without any representations and warranties to Virginia Power within the time constraints set forth in Article 13.7 of the Power Purchase Agreement. Upon such conveyance by Assignee to a Transferee, all liability of the Assignee for any uncured Monetary Defaults and unpaid Lump Sum Amounts shall terminate, and upon such conveyance by a Transferee to Virginia Power for the price of $1.00 all liability of the Transferee for any uncured Monetary Defaults and unpaid Lump Sum Amounts shall terminate.

Notwithstanding the foregoing, nothing in this paragraph shall relieve the Transferee of liability for any Event of Default under the Power Purchase Agreement occurring after the Transferee has assumed the obligations under the Power Purchase Agreement.

                  Following the expiration of the applicable eighteen (18) months or twenty-four (24) months period referred to above in this Section 9(c), provided that prior to the expiration of such period Assignee shall have cured all Monetary Defaults and paid all Lump Sum Amounts to Virginia Power, Assignee shall be free to transfer the Facility to a Transferee. Such transfer shall be subject to Virginia Power's right of first refusal set forth in Section 13.7 of the Power Purchase Agreement, as modified by this Consent to Assignment.

                  (d) In the event that Assignee transfers the Facility to a Scrap Purchaser, such Scrap Purchaser shall agree, as a condition to such acquisition, to enter into an agreement with Virginia Power (the "Assumption Agreement") providing that the Scrap Purchaser shall not generate, or cause to be generated, electrical energy at its present location from that portion of the Facility that is to be acquired by the Scrap Purchaser, without first assuming in writing the Power Purchase Agreement and agreeing to perform the obligations of Operator thereunder for a term equal to the term that was remaining at the time such Scrap Purchaser acquired the Facility. The Assumption Agreement shall
(i) provide that Virginia Power shall be entitled to injunctive relief to enforce its rights under the Assumption Agreement, (ii) provide Virginia Power the right to sue for specific performance of the Scrap Purchaser's obligations under the Assumption Agreement, and (iii) state that the Scrap Purchaser waives any right it may have to claim that Virginia Power has an adequate remedy at law for failure to comply with its obligation under the Assumption Agreement. The Power Purchase Agreement will be an attachment to the Assumption Agreement.

                  (e) The Parties agree that if Assignee acquires title to the Facility pursuant to the exercise of rights pursuant to any security, pledge, deed of trust, deed in lieu of foreclosure, or otherwise in connection with the financing of the Facility, and does not transfer the Facility to a Transferee or to a Scrap Purchaser, then (unless all Monetary Defaults have been cured and all Lump Sum Amounts have been paid by Assignee within the applicable eighteen (18) months or twenty-four (24) months period provided in Section 9(c) above), Assignee shall offer to convey the Facility to Virginia Power at the time there are no Monetary Obligations without any representations or warranties for a price of $1.00, and in the event that there still are Monetary Obligations at the end of the twenty-fifth year after the Commercial Operations Date, Virginia Power may, at its sole option, elect to purchase the Facility for a price equal to the Monetary Obligations, or extend the term of the Power Purchase Agreement for an additional period of time, and then at the time there are no Monetary Obligations, Virginia Power shall be entitled to purchase the Facility for $1.00. The Capacity Purchase Price and the equivalent hourly Capacity Purchase Price applicable to such extension period (through the 31st anniversary of the Commercial Operations Date if necessary) shall be those set out in Section 10.15(c) of the Power Purchase Agreement. If within the time constraints set forth in Article 13.7 of the Power Purchase Agreement, Virginia Power accepts any such offer or elects to exercise any such option to purchase the Facility as set forth above, Assignee shall convey the Facility without any representations or warranties to Virginia Power within the time constraints set forth in Article
13.7 of the Power Purchase Agreement, as modified by Section 9 of this Consent to Assignment. Upon any conveyance of the Facility pursuant to this Section 9(e), all liability of the Assignee for any unpaid Monetary Defaults and Lump Sum Amounts shall terminate. Notwithstanding the foregoing, if the Assignee has acquired title to the Facility as aforesaid, Virginia Power shall have the right at its sole option to allow the Power Purchase Agreement to terminate without an extension (except during any period during which it is exercising its right or option to purchase the Facility pursuant to this Section 9(e) of this Consent to Assignment). In addition, nothing herein is intended to create an obligation on the part of Virginia Power to purchase the Facility.

                  (f) Virginia Power and Assignee shall have no further obligations, duties or liabilities to each other under the Power Purchase Agreement (beyond those which accrued prior to the occurrence of the events set forth in (i) through (iii) below) upon the earliest to occur of (i) the conveyance of the Facility to Virginia Power for $1.00, (ii) passage of ninety
(90) days from the date Assignee offered to convey the Facility to Virginia Power for $1.00 without Virginia Power accepting such offer, or (iii) the consummation of a sale of the Facility, consistent with the terms of this Consent to Assignment, from Assignee to a Transferee or Scrap Purchaser.

                  (g) Assignee hereby agrees to give Virginia Power written notice prior to exercising any rights to acquire any Transfer Interest or Equity Interest. Virginia Power's waiver of its right of first refusal as set forth in this Section 9 is contingent on Assignee providing such prior written notice.

                  (h) So long as Virginia Power is in the process of exercising its right of first refusal under Section 13.7 of the Power Purchase Agreement as modified by this Consent, the Power Purchase Agreement as so modified, shall continue in full force and effect.

                  (i) Virginia Power hereby acknowledges that the provision of
Article 17.5 of the Power Purchase Agreement shall apply to any entity expressly assuming the obligations of the Operator under the Power Purchase Agreement.

                  (j) Notwithstanding anything to the contrary in Section 13.7 of the Power Purchase Agreement or in the First Refusal Agreement, any election by Virginia Power to exercise its right of first refusal with respect to transfers to or by Assignee shall be made within ninety (90) days after Assignee notifies Virginia Power of a proposed transfer subject to Virginia Power's right of first refusal, and such exercise must be consummated within one hundred and fifty (150) days after notice from Virginia Power that it elects to exercise such right unless (subject to the provisions set forth in the next sentence) the failure to consummate the applicable transfer to Virginia Power within such one hundred and fifty (150) days period arises out of the failure of Virginia Power to obtain necessary FERC, SCC or other governmental or regulatory approval with respect to such consummation. Provided that Virginia Power has used during the one hundred and fifty (150) days period referred to in the preceding sentence, and continues to use, its best efforts to obtain all such governmental or regulatory approvals as soon as possible and so long as Virginia Power reasonably believes that such approvals (including approval of the purchase price proposed by Virginia Power) will be obtained, then such one hundred and fifty (150) days period referred to in the previous sentence shall be extended for the time necessary to obtain such approvals (but in no event longer than an additional one hundred and twenty (120) days unless all such approvals have been obtained within such additional period, in which case Virginia Power shall in no event have more than sixty (60) days from the date the last such approval is obtained to consummate such transfer to Virginia Power).

                  (k) Virginia Power's rights under this Consent to Assignment shall not apply to the extent its exercise of such rights would violate applicable law.

         10. Limitation of Liability. Except as otherwise expressly provided herein, it is hereby agreed and acknowledged that Virginia Power shall not have any direct contractual obligations to Assignee, and Assignee hereby acknowledges that, in connection with lending arrangements with Assignor, Assignee has not relied upon any representations of or statements (oral or written) by Virginia Power, except as provided herein and in the Power Purchase Agreement. In addition, Assignee agrees that in no event shall Virginia Power be liable for any claims, losses, expenses or damages whatsoever other than the liability Virginia Power may have to Assignee hereunder, or to Assignor and its permitted successors and assigns, including Assignee, under the Power Purchase Agreement.

         11. Binding Upon Successors. All agreements, covenants, conditions and provisions of this Consent to Assignment shall be binding upon and inure to the benefit of the permitted successors and assigns of each of the Parties hereto.

         12. Captions. The captions or headings at the beginning of each Section are for the convenience of the Parties only and are not a part of this Consent to Assignment.

         13. GOVERNING LAW. THIS CONSENT TO ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE COMMONWEALTH OF VIRGINIA.

         14. Amendment. This Consent to Assignment may be modified, amended or rescinded only by a writing expressly referring to this Consent to Assignment and signed by all of the Parties.

         15. Severability. Every provision of this Consent to Assignment is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable, and to the extent possible all of such other provisions shall remain in full force and effect.

         16. Counterparts. This Consent to Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same agreement.

         17. Inconsistent Provisions. In the event of any conflict or inconsistency between the Power Purchase Agreement, the First Refusal Agreement, and this Consent to Assignment, the terms and conditions of this Consent to Assignment shall control.

         18. Termination. This Consent to Assignment shall terminate at the earlier to occur of (i) the termination of the Power Purchase Agreement or (ii) the date on which no amount remains unpaid under the Loan Agreement and all commitments to make loans or otherwise extend credit under the Loan Agreement have terminated.

         19. Order of Recordation. Assignor and Assignee agree that Assignor will record the Right of First Refusal Agreement dated as of May 23, 1994, between Assignor and Virginia Power, after recordation of the deed to the property on which the Facility is located and prior to the recordation of any lien related to the Loan Agreement.

         IN WITNESS WHEREOF, each of Virginia Power, Assignor and Assignee has duly executed this Consent to Assignment as of the date first above written.



                                        VIRGINIA ELECTRIC AND POWER COMPANY




                                        By:    /s/ Gary L. Edwards
                                           -------------------------------------
                                        Name:  Gary L. Edwards
                                        Title: Manager-Capacity Acquisition





                                        BIRCHWOOD POWER PARTNERS, L.P.,
                                          by SEI Birchwood, Inc.,
                                          a General Partner




                                        By:    /s/ Mark S. Lynch
                                           -------------------------------------
                                        Name:  Mark S. Lynch
                                        Title: Vice President





                                        CREDIT SUISSE, as Agent




                                        By:    /s/ Tony K. Muoser
                                           -------------------------------------
                                        Name:  Tony K. Muoser
                                        Title: Member of Senior Management



                                        By:    /s/ Bruce W. Hurd
                                           -------------------------------------
                                        Name:  Bruce W. Hurd
                                        Title: Associate